EXHIBIT 10.1
EXECUTION COPY

CREDIT AGREEMENT
dated as of
January 3, 2007,
among
WIMAR OPCO LLC,
WIMAR OPCO INTERMEDIATE HOLDINGS LLC,
CP LAUGHLIN REALTY, LLC,
COLUMBIA PROPERTIES VICKSBURG, LLC,
JMBS CASINO LLC,
THE LENDERS PARTY HERETO
and
CREDIT SUISSE,
as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,
as Sole Bookrunner and Sole Lead Arranger
BARCLAYS BANK PLC
and
SOCIÉTÉ GÉNÉRALE,
as Co-Lead Arrangers and Co-Syndication Agents
and
THE ROYAL BANK OF SCOTLAND, PLC
and
ING CAPITAL LLC,
as Co-Documentation Agents

 i

(continued)

(continued)

(continued)

(continued)

SCHEDULES

Schedule 1.01 (a)	-	Subsidiary Guarantors
Schedule 1.01(b)	-	Mortgaged Property
Schedule 2.01	-	Lenders and Commitments
Schedule 3.02	-	Conflicts
Schedule 3.04	-	Government Approvals
Schedule 3.07	-	Title to Properties
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.16	-	Environmental Matters
Schedule 3.17	-	Insurance
Schedule 3.18(a)	-	UCC Filing Offices
Schedule 3.18(c)	-	Mortgage Filing Offices
Schedule 3.19(a)	-	Owned Real Property
Schedule 3.19(b)	-	Leased Real Property
Schedule 3.19(c)	-	Owned and Leased Ships/Vessels
Schedule 4.02(a)	-	Local Counsel
Schedule 4.02(f)	-	Certain Security Documents
Schedule 4.02(m)	-	Capitalization
Schedule 6.02	-	Existing Liens
Schedule 6.06	-	Restrictive Agreements
Schedule 6.09(a)	-	Material Contracts

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E-l	-	Form of Pledge Agreement-Louisiana
Exhibit E-2	-	Form of Pledge Agreement-Nevada Gaming
Exhibit F	-	Form of Mortgage
Exhibit G-l	-	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP
Exhibit G-2	-	Form of Local Counsel Opinion
Exhibit H-l	-	Form of Caesars Tahoe Estoppel Certificate
Exhibit H-2	-	Form of Horizon Estoppel Certificate
Exhibit I	-	Form of Columbia Sussex Indemnification Agreement
Exhibit J	-	Form of Negative Pledge Agreement
Exhibit K	-	Form of Ship Mortgage
Exhibit L	-	Casino Queen Casino Services Agreement
Exhibit M	-	Casino Queen Services Agreement
 v

     CREDIT AGREEMENT dated as of January 3, 2007, among WIMAR OPCO LLC, a Delaware limited liability company (the “Borrower”), WIMAR OPCO INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”) CP LAUGHLIN REALTY, LLC, a Delaware limited liability company (“CP Laughlin”), COLUMBIA PROPERTIES VICKSBURG, LLC, a Mississippi limited liability company (“Vicksburg”), JMBS CASINO LLC, a Mississippi limited liability company (“Jubilee”), the Lenders (as defined in Article I), and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
PRELIMINARY STATEMENT
     Pursuant to the Merger Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), the Borrower will acquire all the Equity Interests in Aztar through the merger (the “Merger”) of
WT-Columbia Development, Inc., a wholly owned subsidiary of the Borrower (“OpCo Merger Sub”), with and into Aztar, with (a)(i) each share of common stock of Aztar issued and outstanding (with certain exceptions as set forth in the Merger Agreement) immediately prior to the Effective Time (as defined in the Merger Agreement) being converted into the right to receive $54.00 in cash (plus additional amounts in the event the Merger shall not have occurred within certain specified timeframes) (the “Common Stock Merger Consideration”) and (ii) each share of preferred stock of Aztar issued and outstanding (with certain exceptions as set forth in the Merger Agreement) immediately prior to the Effective Time (as defined in the Merger Agreement) being converted into the right to receive $571.13 in cash (plus additional amounts in the event the Merger shall not have occurred within certain specified timeframes) (together with the Common Stock Merger Consideration, the “Merger Consideration”) and (b) Aztar surviving as a wholly owned Subsidiary of the Borrower. Upon the effectiveness of the Merger, Aztar will succeed to all rights and obligations of the OpCo Merger Sub by operation of law.
     In connection with the consummation of the Merger, the Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount of $1,530,000,000 and (b) Revolving Loans and Letters of Credit at any time after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $180,000,000. The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time prior to the Revolving Credit Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $60,000,000. The proceeds of the Term Loans, together with the proceeds of the Tropicana Las Vegas Secured Facility, the proceeds of the Subordinated Notes, the proceeds of the Equity Contribution and the Cash-On-Hand Amount are to be used solely (a) to finance a portion of the Merger Consideration, (b) to fund the Existing

Debt Refinancing, (c) to deposit certain amounts in respect of interest payments under and pursuant to the terms of the Tropicana Las Vegas Secured Facility, (d) to finance the Facilities Restructuring Costs and (e) to pay fees and expenses incurred in connection with the foregoing of approximately $102,100,000. The proceeds of the Revolving Loans and the Swingline Loans are to be used for general corporate purposes (including to finance Permitted Acquisitions and to make other investments permitted hereunder). The Letters of Credit are to be used solely to support payment obligations incurred in the ordinary course of business by the Borrower, the Subsidiaries and the Affiliated Guarantors.
     The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Additional Equity Contribution Amount” shall have the meaning assigned to such term in Section 5.21.
     “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
     “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
     “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include (i) any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified and (ii) for purposes of Section 6.07, any member of the Yung Group or any person that is Controlled by or is under common Control with a member of the Yung Group.

     “Affiliate Loans” shall mean (i) those certain loans from CSC Holdings, LLC to Columbia Entertainment contributed to Holdings in the form of an equity contribution in an aggregate principal amount of not less than $170,000,000, (ii) that certain loan from CSC Holdings, LLC to Columbia Entertainment contributed to Holdings in the form of an equity contribution in an aggregate principal amount of $312,685,003 and accrued interest thereon in an approximate amount of $6,756,280 (which amount is evidenced by a promissory note dated as of May 19, 2006, as amended), (iii) that certain loan from CSC Holdings, LLC to an affiliate of Columbia Entertainment (which will be assumed by Columbia Entertainment) and contributed to Holdings in the form of an equity contribution in an aggregate principal amount of $10,000,000 (which amount is in respect of a deposit made with Casino Queen) and (iv) certain other loans from affiliates of Mr. William J. Yung III to certain members of Vicksburg and Jubilee and contributed to each of Vicksburg and Jubilee, as applicable, as equity contributions and in an aggregate principal amount of $17,554,404 (which amounts have been used by Vicksburg and Jubilee to retire outstanding Indebtedness).
     “Affiliated Guarantors” shall mean CP Laughlin, Vicksburg and Jubilee and each of their direct and indirect subsidiaries.
     “Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.
     “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.
     “Applicable Percentage” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 2.50% per annum, (b) with respect to any ABR Term Loan, 1.50% per annum and (c)(i) with respect to any Eurodollar Revolving Loan or ABR Revolving Loan, the applicable percentage set forth below under the caption “Eurodollar Spread—Revolving Loans” or “ABR Spread—Revolving Loans”, as the case may be, and (ii) with respect to the Commitment Fee, the applicable rate set forth below under the caption “Commitment Fee Rate”, in each case based upon the Leverage Ratio as of the relevant date of determination:

	Eurodollar
	spread —	ABR Spread —
	Revolving	Revolving	Commitment
Leverage Ratio	Loans	Loans	Fee Rate
Category 1	2.75%	1.75%	0.50%

Greater than or equal to 5. 00 to 1.00

Category 2	2.50%	1.50%	0.50%

Greater than or equal to 4.00 to 1.00 but less than 5.00 to 1.00

Category 3	2.25%	1.25%	0.375%

Less than 4.00 to 1.00
Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by Section 5.04(b) and Section 5.04(c), respectively, for the period ended June 30, 2007, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage. In addition, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(b) and Section 5.04(c), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.
     “Argosy III” shall mean the Argosy III Riverboat, Official Number 1023758, and all related fittings, furnishings, fixtures, equipment and appurtenances.
     “Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of the Borrower or any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of Holdings, the Borrower or any of the Subsidiaries (other than (i) inventory, surplus, damaged, obsolete, idle or worn out assets, scrap, defaulted receivables and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Foreign Subsidiaries, (iii) the cross-licensing or non-exclusive licensing of Intellectual Property in the ordinary course of business, (iv) the substantially contemporaneous exchange, in the ordinary course of business of assets or property for assets or property of a like kind and to the extent that the asset or property exchanged is of a value equivalent to the asset or property received, (v) the sale or issuance of any Subsidiary’s equity to any Loan Party, (vi) the sale or discount of overdue accounts receivables arising in the ordinary course of business (consistent with customary industry practice and not as part of any bulk sale or financing of receivables), (vii) any Liens permitted under Section 6.02, Investments permitted under Section 6.04 or Restricted Payments permitted under Section 6.06 and (viii) the sale or distribution on or before the Closing Date of Casino Aztar Caruthersville, LV Rec, Inc., LV Red, LLC and Tropicana Pennsylvania and (xi) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $2,500,000).
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
     “Aztar” shall mean Aztar Corporation, a Delaware corporation.
     “B-527” shall mean the support barge to Bayou Caddy’s Jubilee Casino with the name “B-527”, Official Number 514272, and all related fittings, furnishings, fixtures, equipment and appurtenances.
     “Bayou Caddy’s Jubilee Casino” shall mean the vessel with the name “Bayou Caddy’s Jubilee Casino”, Official Number 519419, and all related fittings, furnishings, fixtures, equipment and appurtenances.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successors).
     “Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
     “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Caesars Tahoe Acquisition” shall mean the acquisition by Tahoe of the assets of Desert Palace, Inc. in Stateline, Nevada, pursuant to the Asset Acquisition Agreement dated as of November 19, 2004, between Desert Palace, Inc. and Columbia Entertainment, as assigned to Tahoe.

     “Caesars Tahoe Assets” shall mean the assets acquired by (or assigned to) Tahoe pursuant to the Caesars Tahoe Acquisition.
     “Caesars Tahoe Estoppel Certificate” shall mean an estoppel certificate executed by Park Cattle with respect to the lease of Caesars Tahoe Hotel and Casino, in the form attached hereto as Exhibit H-1, with any changes thereto which are approved by the Administrative Agent.
     “Caesars Tahoe Hotel and Casino” shall mean that hotel and casino in Stateline (South Lake Tahoe), Nevada, the subject of the Caesars Tahoe Acquisition, which has been rebranded as the MontBleu Casino.
     “Capital Expenditures” shall mean, for any period, the aggregate of all expenditures for (a) the additions to property, plant and equipment and other capital expenditures of the Borrower, its consolidated Subsidiaries and the Affiliated Guarantors and their subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower (including the Affiliated Guarantors and their subsidiaries) for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated Subsidiaries and the Affiliated Guarantors and their subsidiaries during such period, but excluding in each case (i) any cash consideration paid in respect of Permitted Acquisitions or other investments permitted under Section 6.04, (ii) any cash proceeds of Asset Sales to the extent reinvested in productive assets pursuant to the proviso in the definition of “Net Cash Proceeds” and (iii) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.
     “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash-On-Hand Amount” shall mean the cash-on-hand of Columbia Entertainment and Aztar of approximately $66,000,000 in connection with the Transactions.
     “Casino Aztar Caruthersville” shall mean Aztar Missouri Riverboat Gaming Company, L.L.C., a Missouri limited liability company.
     “Casino Leases” shall mean any lease in respect of (i) the Horizon Casino and (ii) the Caesars Tahoe Hotel and Casino.
     “Casino Queen” shall mean the Casino Queen Hotel and Casino, riverboat operation, located in East St. Louis, Illinois.

     “Casino Queen Acquisition Sub” shall mean CP St. Louis Acquisition LLC, a Delaware limited liability company.
     “Casino Queen Acquisition Indebtedness” shall mean all Indebtedness incurred by Columbia Entertainment and its subsidiaries to finance the acquisition of Casino Queen (including Indebtedness incurred to refinance equity contributions used to acquire Casino Queen).
     “Casino Queen Deposit” shall mean the deposit made by the Borrower on the Closing Date in an amount equal to $185,776,000 into a segregated account satisfactory to the Administrative Agent, which funds shall be released and utilized solely to finance the acquisition of Casino Queen as permitted pursuant to Section 5.20 hereof or otherwise to make the payment required by Section 2.13(h) hereof.
     “Casino Services Agreements” shall mean (i) the casino services agreement dated as of the Closing Date between Columbia Entertainment and the Borrower, (ii) the casino services agreement dated as of the Closing Date between Columbia Entertainment and Jubilee, (iii) the casino services agreement dated as of the Closing Date between Columbia Entertainment and Vicksburg, (iv) the casino services agreement dated as of the Closing Date among Columbia Entertainment, Aztar and Tropicana Las Vegas and (v) the casino services agreement to be entered into between Columbia Entertainment and Casino Queen upon the consummation of the Casino Queen acquisition, substantially in the form set out in Exhibit L.
     “Change in Control” shall mean the occurrence of any of the following:
     (a) the direct or indirect sale, lease, transfer conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and the Subsidiaries, taken as a whole, to any person other than members of the Yung Group;
     (b) the Yung Group ceases to collectively own, beneficially or of record, all of the Equity Interests of Holdings, the Borrower and each Subsidiary Guarantor or Holdings ceases to be the record owner of the Borrower;
     (c) William J. Yung III fails for any reason to be the president (or equivalent title) of the Borrower or any Subsidiary Guarantor and to have the power to exercise the prerogatives ordinarily associated with that office, provided that if such failure results from his death or disability, then no Change in Control shall occur unless the Borrower or any other such Subsidiary Guarantor fails, after consultation with the Administrative Agent, to appoint a successor with executive management experience in the gaming and hospitality industry within 120 days; and
     (d) any change in control (or similar event, however denominated) with respect to Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is a party.

     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement.
     “City of Evansville” shall mean the vessel with the name “City of Evansville”, Official Number 1035577, and all related fittings, furnishings, fixtures, equipment and appurtenances.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment or Swingline Commitment.
     “Closing Date” shall mean January 3, 2007.
     “Closing Date Restricted Payments” shall mean (i) the declaration or making of Restricted Payments by a Loan Party to the holders of the Equity Interests of Aztar in connection with the acquisition of Aztar and its subsidiaries as are stipulated in the Confidential Information Memorandum or which are otherwise expressly contemplated by the Transaction, (ii) the distribution by the Borrower and Holdings of the capital stock of Casino Aztar Caruthersville, LV Rec, Inc. and LV Red, LLC, immediately following the consummation of the Merger, (iii) the making of a Restricted Payment by the Borrower and Holdings in an amount not to exceed the amount required to (and to be used solely to) repay the Existing Credit Agreement and such other Indebtedness of a parent of Holdings, Jubilee or Vicksburg expected to be repaid in connection with the Existing Debt Refinancing and (iv) such other Restricted Payments in furtherance of the Transactions as are disclosed in the Confidential Information Memorandum, in each case to the extent made on the Closing Date.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.
     “Columbia Entertainment” shall mean Wimar Tahoe Corporation, a Nevada corporation.
     “Columbia Sussex” shall mean Columbia Sussex Corporation, a Kentucky corporation.

     “Columbia Sussex Indemnification Agreement” shall mean an indemnification agreement substantially in the form of Exhibit I hereto, dated as of the Closing Date among Holdings, the Borrower and Columbia Sussex.
     “Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment and Swingline Commitment.
     “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
     “Commitment Fee Rate” shall have the meaning assigned to such term in the definition of the term “Applicable Percentage”.
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated December 2006.
     “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Net Interest Expense for such period, (ii) consolidated income tax expense for such period (not including any gaming taxes), (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges (other than write down of current assets) or expenses for such period, (v) non-cash stock-option based and other equity based compensation expenses and (vi) Facilities Restructuring Costs and Post-Closing Adjustments relevant for such period and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any amounts received in respect of the Tropicana Garage Insured Claims for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of determining the Interest Coverage Ratio and the Leverage Ratio as of or for the periods ended on March 31, 2007, June 30, 2007 and September 30, 2007, (a) Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended March 31, 2006, $100,500,000, (ii) for the fiscal quarter ended June 30, 2006, $92,500,000 and (iii) for the fiscal quarter ended September 30, 2006, $102,300,000 and (b) Consolidated EBITDA for the fiscal quarter ended December 31, 2006 shall be increased by at least $8,600,000 and shall include the Consolidated EBITDA for Casino Queen and its subsidiaries.
     “Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower, the Subsidiaries and the Affiliated Guarantors for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings during such period as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any payment to or for the account of Holdings in respect thereof); provided that there shall be included (without duplication) in full the income of Greenville; provided, further, that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a subsidiary or is merged into or consolidated with the Borrower, any Subsidiary or any Affiliated Guarantor or prior to the date that such person’s assets are acquired by the Borrower, any Subsidiary or any Affiliated Guarantor, (c) the income of any person in which any other person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest (other than Greenville) to the extent such net income is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such person, directly or indirectly, to the Borrower or any Subsidiary (or to an Affiliated Guarantor if applicable) and (d) any gains or losses attributable to sales of assets out of the ordinary course of business or any other extraordinary gains or losses.
     “Consolidated Net Interest Expense” shall mean, for any period, (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations or any dividends or other payments made in respect of Disqualified Stock) of the Borrower, the Subsidiaries and the Affiliated Guarantors for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) any interest accrued during such period in respect of Indebtedness of the Borrower, any Subsidiary or any Affiliated Guarantor that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP minus (b) the sum of (i) total interest income of the Borrower, the Subsidiaries and the Affiliated Guarantors for such period, in each case determined in accordance with GAAP plus (ii) non-cash charges related to the amortization or write-off of debt discount or debt issuance costs and commissions to the extent included in the interest expense for such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower, any Subsidiary or any Affiliated Guarantor with respect to interest rate Hedging Agreements. For purposes of determining the Interest Coverage Ratio for the period of four consecutive quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. Consolidated Net Interest Expense shall be deemed to be equal to (a) the Consolidated Net Interest Expense for the fiscal quarter ended March 31, 2007, multiplied by 4, (b) the Consolidated Net Interest Expense for the two consecutive fiscal quarters ended June 30, 2007, multiplied by 2 and (c) the Consolidated Net Interest Expense for the three consecutive fiscal quarters ended September 30, 2007, multiplied by 4/3, respectively.
     “Contribution” shall mean the contribution from Columbia Entertainment to the Borrower of all the assets and Equity Interests constituting Columbia Entertainment’s existing gaming business substantially concurrent with or immediately prior to the Closing Date, other than (x) the assets and operations relating to Columbia Entertainment’s New Orleans casino assets, which shall remain as assets of Columbia Properties New Orleans, L.L.C. and (y) the assets and operations relating to Columbia Entertainment’s Causarina Casino Las Vegas (which shall either be retained by Columbia Entertainment or contributed to LV Casino, LLC, a Delaware limited liability company).

     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
     “CP Laughlin” shall have the meaning assigned to such term in the preamble.
     “Credit Event” shall have the meaning assigned to such term in Section 4.01.
     “Credit Facilities” shall mean the revolving credit, swingline. letter of credit and term loan facilities provided for by this Agreement.
     “Current Assets” shall mean, at any time, the consolidated current assets (other than unrestricted cash and Permitted Investments) of the Borrower, the Affiliated Guarantors and the Subsidiaries.
     “Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower, the Affiliated Guarantors and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans.
     “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
     “Defaulting Lender” shall mean any Revolving Credit Lender that has (a) defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit or Swingline Loan required to be made or funded by it hereunder, (b) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) become insolvent or the assets or management of which has been taken over by any Governmental Authority.
     “Disqualification” shall mean, with respect to any Lender:
     (a) the failure of such person to file timely (or obtain a waiver) pursuant to applicable Gaming Laws (i) any application requested of that person by any Gaming Authority in connection with any licensing required of that person as a Lender or (ii) any required application or other papers in connection with any determination of the suitability of that person as a Lender;
     (b) the withdrawal by such person (except where requested or permitted by the Gaming Authority) of any such application or other required papers; or
     (c) any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such person is “unsuitable” as a Lender, (ii) that such person shall be “disqualified” as a Lender or (iii) denying the issuance of any license required under applicable Gaming Laws to be held by such Lender.
     “Disqualified Lender” shall mean any Lender subject to Disqualification.

     “Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 91st day following the Term Loan Maturity Date (other than upon payment in full of the Loans and termination of the Commitments or upon a change of control so long as any rights of the holders thereof upon the occurrence of a change of control shall be subject to the prior repayment in full of the Loans and all other Obligations under the Loan Documents and the termination of the Commitments and all outstanding Letters of Credit), or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the 91st day following the Term Loan Maturity Date.
     “dollars” or “$” shall mean lawful money of the United States of America.
     “Domestic Subsidiaries” shall mean all subsidiaries of the Borrower or the Subsidiary Guarantors that are incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “Doris” shall mean the floating casino barge associated with Bayou Caddy’s Jubilee Casino with the name “Doris”, Official Number 566240, and all related fittings, furnishings, fixtures, equipment and appurtenances.
     “Environmental Laws” shall mean all applicable current and future Federal, state and local laws (including common law), regulations, rules, ordinances, codes, and any legally binding decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment or natural resources, or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other written consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Contribution” shall mean an aggregate amount of not less than $517,000,000 contributed to Columbia Entertainment, Jubilee and Vicksburg in the form of (x) cash common equity by or on behalf of William J. Yung III or an Affiliate of the

Borrower and (y) the Affiliate Loans, which amount shall be contributed directly or indirectly to the Borrower as cash common equity.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
     “Equity Issuance” shall mean any issuance or sale by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor and their respective subsidiaries of any Equity Interests of Holdings, the Borrower, an Affiliated Guarantor or any such subsidiary, as applicable, except in each case for (a) any issuance or sale to Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, (b) any issuance of directors’ qualifying shares, (c) sales or issuances of common stock of Holdings to directors, management, consultants or any other employee of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor under any employee stock option or stock purchase plan or employee benefit plan or similar plan in existence from time to time and (d) sales or issuances of Equity Interests of Holdings to the Yung Group (including sales or issuances to the Yung Group, the proceeds of which are applied in accordance with Section 6.04(1)).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or

Section 307 of ERISA, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (i) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower, any such Subsidiary or any Affiliated Guarantor could otherwise be liable.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” shall have the meaning assigned to such term in Article VII.
     “Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year, (ii) the decrease, if any, in Current Assets minus Current Liabilities of the Borrower, the Affiliated Guarantors and the Subsidiaries from the beginning to the end of such fiscal year and (iii) purchase price adjustments received in connection with any Permitted Acquisition and (iv) any amounts received in respect of the Tropicana Garage Insured Claims (to the extent not included in Consolidated EBITDA) over (b) the sum, without duplication, of (i) the aggregate amount of Restricted Payments made in cash during such fiscal year in accordance with Section 6.06 to Holdings to enable Holdings to make Permitted Tax Distributions, (ii) Consolidated Net Interest Expense for such fiscal year paid in cash, (iii) Capital Expenditures made in cash in accordance with Section 6.10 during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent prepayments and repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13) made in cash by the Borrower, the Subsidiaries and the Affiliated Guarantors during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) the increase, if any, in Current Assets minus Current Liabilities of the Borrower, the Subsidiaries and the Affiliated Guarantors from the beginning to the end of such fiscal year, (vi) fees and expenses incurred in connection with the Transactions, this Agreement, the Subordinated Note Documents or any Permitted Acquisition, (vii) Facilities Restructuring Costs (to the extent paid in cash) and (viii) purchase price adjustments paid in connection with any Permitted Acquisition.
     “Excluded Asset Sales” shall mean (i) the sale of Casino Aztar Caruthersville, LV Rec, Inc. and LV Red, LLC, (ii) the sale of retail stores at Tropicana Casino and Resort in Atlantic City, New Jersey and (iii) the sale of Tropicana Pennsylvania.

     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or in any other jurisdiction in which the Administrative Agent or such Lender is engaged in business (other than any business arising solely from the Administrative Agent or Lender having executed, delivered or performed its obligations, or its rights hereunder), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21 (a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).
     “Existing 7-7/8% Notes” shall mean Aztar’s 7-7/8% senior subordinated notes due 2014 in an initial aggregate principal amount of $300,000,000.
     “Existing 9% Notes” shall mean Aztar’s 9% senior subordinated notes due 2011 in an initial aggregate principal amount of $175,000,000.
     “Existing Aztar Credit Agreement” shall mean the Amended and Restated Credit Agreement dated July 22, 2004, as amended, among Aztar, the lenders party thereto and Bank of America, N.A., as administrative agent.
     “Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement dated October 24, 2005, as amended, among Columbia Entertainment, certain of its subsidiaries, the lenders party thereto and Bank of America, N.A., as administrative agent.
     “Existing Debt Refinancing” shall mean the repayment in full (or, with respect to clause (i) of this definition, the depositing of funds with the trustees of such Existing Notes in accordance with the terms of the indentures governing such notes and in an amount sufficient to repay such notes in full or, with respect to clause (iv) of this definition, the making of the Casino Queen Deposit) of (i) all outstanding amounts under the Existing Notes, (ii) the Existing Aztar Credit Agreement, (iii) the Existing Credit Agreement, (iv) the Casino Queen Acquisition Indebtedness, (v) existing Indebtedness of Jubilee and Vicksburg in an aggregate principal amount of $17,554,404 and (vi) the other existing Indebtedness of Columbia Entertainment and the Subsidiaries (other than Indebtedness listed on Schedule 6.01 hereof) and, in each case, the termination of commitments thereunder and the release of all guarantees and security in respect thereof.

     “Existing Notes” shall mean the Existing 7-7/8% Notes and the Existing 9% Notes.
     “Extraordinary Receipts” shall mean the receipt by a Loan Party of (i) any payments (excluding payments in respect of public liability, third party, product liability or business interruption) from Stewart Title and Guaranty Company pursuant to the policy of title insurance relating to the Caesars Tahoe Assets or (ii) any proceeds from indemnifications provided by Columbia Sussex with respect to the termination of the lease of the Horizon Casino by reason of the Park Cattle Disputes, in each case where the aggregate amount received under such policy, indemnification, claim or refund exceeds $1,000,000, for an amount which is equal to 100% of such payments less any expenses incurred by that Loan Party in relation to enforcing that policy, claim, indemnification or refund; provided, however, that if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intentions to apply such proceeds, payment or settlement to meet a third party claim (or confirming that the Borrower has already applied an equivalent amount in anticipation of the receipt of such proceeds) or to the replacement, reinstatement and/or repair of the assets in respect of which the relevant proceeds, payment or settlement was made within 180 days of receipt thereof and (y) no Default or Event of Default shall have occurred and be continuing at the time of such certificate or at the proposed time of the application of such proceeds, payment or settlement, such amounts shall not constitute Extraordinary Receipts except to the extent not so used at the end of such 180-day period, at which time such proceeds shall be deemed to be Extraordinary Receipts; provided, further, however, that if a Loan Party has entered into a definitive agreement with respect to the application of such proceeds in accordance with the foregoing within 180 days of receipt thereof and such Loan Party applies such amounts within 365 days from the receipt thereof, such amounts shall not constitute Extraordinary Receipts, except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be deemed to be Extraordinary Receipts.
     “Facilities Restructuring Costs” shall mean closure costs, including costs associated with head-count reduction and severance and pension payments in connection with the closing of certain facilities and other costs associated with operational changes in connection with the Transactions that are identified in reasonable detail in a certificate of a Financial Officer to the Administrative Agent within 18 months from the Closing Date and in an aggregate amount not to exceed $50,000,000 (including the $25,700,000 of cost savings identified in the Confidential Information Memorandum).
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Fee Letter” shall mean the Amended and Restated Fee Letter dated May 15, 2006, between Columbia Entertainment and the Administrative Agent.
     “Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.
     “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, vice president of finance, treasurer or controller of such person.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” shall mean any subsidiary of the Borrower or the Subsidiary Guarantors that is not a Domestic Subsidiary.
     “GAAP” shall mean, subject to the limitations of application set out in Section 1.02, United States generally accepted accounting principles applied on a consistent basis.
     “Gaming Authority” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) the Clark County (Nevada) Liquor and Gaming License Board, (d) the Mississippi Gaming Commission, (e) the Louisiana Gaming Control Board, (f) the Missouri Gaming Commission, (g) the New Jersey Division of Gaming Enforcement, (h) the New Jersey Casino Control Commission, (i) the Indiana Gaming Commission, (j) the Illinois Gaming Board and (k) any other applicable Governmental Authority that holds regulatory, licensing or permit authority over gaming or gaming activities that now or hereinafter has jurisdiction over all or any portion of the gaming activities of Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors.
     “Gaming Laws” shall mean all applicable provisions of all constitutions, treaties, statutes and laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors within their respective jurisdictions and all rules, regulations, ordinances, approvals, orders, decisions, judgments, awards and decrees of any Gaming Authority.
     “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality, regulatory body, board or commission.
     “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
     “Greenville” means Greenville Riverboat, LLC, a Mississippi limited liability company.

     “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, Holdings, the Subsidiaries and the Affiliated Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.
     “Guarantors” shall mean Holdings, the Subsidiary Guarantors and, with respect to any Revolving Credit Exposure in excess of $100,000,000, Columbia Sussex.
     “Hazardous Materials” shall mean (a) any petroleum products or byproducts and (b) any toxic or hazardous chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
     “Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Horizon Casino” shall mean the Horizon Hotel and Casino and related lands located in Stateline, Nevada.
     “Horizon Estoppel Certificate” shall mean an estoppel certificate executed by Park Cattle with respect to the lease of the Horizon Casino, in the form attached as Exhibit H-2, with any changes thereto which are approved by the Administrative Agent.
     “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and (ii) earn-outs and other contingent payments in respect of

Permitted Acquisitions, except to the extent that the liability on account of any such earn-out or contingent payment becomes fixed or are otherwise reflected on the balance sheet of such person in accordance with GAAP), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (notwithstanding that the rights and remedies of the seller or lender under such agreement in an event of default may be limited to repossession or sale of such property, in which case the lesser of the amount of such obligation and the fair market value of such property shall constitute “Indebtedness”), (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit, (j) all obligations of such person in respect of bankers’ acceptances and (k) all obligations of such person in respect of Disqualified Stock. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner. For the avoidance of doubt, the Existing Notes shall not constitute Indebtedness of the Borrower or the Subsidiaries to the extent the amount required to repay in full such Existing Notes has been deposited with the trustee for such Existing Notes.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Net Interest Expense for such period.
     “Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
     “Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that, unless the Administrative Agent shall otherwise agree, the Interest Period of the initial Eurodollar Borrowing shall be of one month’s duration; provided, further, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “Issuing Bank” shall mean, as the context may require, (a) Credit Suisse, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.
     “Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).
     “Jubilee” shall have the meaning assigned to such term in the preamble.
     “L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.
     “L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
     “L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.
     “L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
     “Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.
     “Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.23.
     “Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. In any period of four consecutive fiscal quarters in which a Permitted Acquisition or an Asset Sale occurs, the Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03.
     “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
     “License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Authority covering any casino or gaming facility of Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors, excluding any casino, gambling or gaming license relating to Casino Aztar, Caruthersville.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Lighthouse Point Casino” shall mean the vessel “Lighthouse Point Casino”, Official Number 1022782 (Hull No. 310), in Greenville, Mississippi.
     “Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e), the Post-Closing Letter Agreement and any other document designated as a Loan Document by the Borrower and the Administrative Agent.
     “Loan Parties” shall mean Holdings, the Borrower and the Guarantors.
     “Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations, condition (financial or otherwise) or operating results of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.
     “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower, such Subsidiary or such Affiliated Guarantor would be required to pay if such Hedging Agreement were terminated at such time.
     “Merger” shall have the meaning assigned to such term in the preliminary statement to this Agreement.
     “Merger Agreement” shall mean the Agreement and Plan of Merger dated May 19, 2006, among Columbia Sussex, Columbia Entertainment, WT-Columbia Development, Inc. and Aztar.
     “Merger Agreement Breakup Fee” shall mean the amount equal to $78,000,000 paid to Pinnacle Entertainment, Inc. as a breakup fee in connection with the termination of its merger agreement with Aztar.
     “Merger Agreement Deposit” shall mean the deposit by Columbia Sussex on behalf of Columbia Entertainment of cash in an amount equal to $313,000,000 (as subsequently reduced by the Merger Agreement Breakup Fee) into a custody account pursuant to the Merger Agreement.
     “Merger Consideration” shall have the meaning assigned to such term in the preliminary statement to this Agreement.
     “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
     “Mortgaged Properties” shall mean, initially, the owned real properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.
     “Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(h) or pursuant to Section 5.12, each substantially in the form of Exhibit F.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Negative Pledge Agreement” shall mean an agreement in substantially the form as Exhibit J and substantially similar in form to the Amended and Restated Negative Pledge Agreement dated October 24, 2005 executed by CSC Holdings, LLC for the benefit of the lenders under the Existing Credit Agreement in respect of its membership interests in CP Laughlin.

     “Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received and valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value at the time of such Asset Sale in the case of other non-cash proceeds), net of (i) selling expenses (including broker’s fees or commissions, accountants’ fees, investment banking fees, consulting fees, legal fees and any other customary fees and expenses actually incurred in connection therewith, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset in such Asset Sale sold and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof (and in the case of cash proceeds received on account of a casualty or condemnation in an aggregate amount of $2,500,000 or less, such certificate of intention to reinvest shall be conclusively deemed to have been given for purposes of this definition) setting forth the recipient’s intent to reinvest such proceeds (or confirming that the recipient has already reinvested an equivalent amount in anticipation of the receipt of such proceeds) in productive assets of a kind then used or usable in the business of the Borrower, its Subsidiaries and the Affiliated Guarantors within 180 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; provided, further, however, that if a Loan Party (or Greenville to the extent such Net Cash Proceeds relate to its business) has entered into a definitive agreement with respect to the application of such proceeds in accordance with the foregoing within 180 days of receipt thereof and such Loan Party (or Greenville, as applicable) applies such amounts within 365 days from the receipt thereof, such amounts shall not constitute Net Cash Proceeds, except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds, and (b) with respect to any issuance or incurrence of Indebtedness for borrowed money or any Equity Issuance, the cash proceeds thereof, net of all attorneys’ fees, consulting fees, investment banking fees, taxes and other customary fees, underwriting discounts, commissions, costs and other expenses incurred in connection therewith.
     “Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement, the Pledge Agreements and the other Security Documents.

     “OpCo Holdings” shall mean Wimar OpCo Holdings, LLC, a Delaware limited liability company.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Park Cattle” shall mean Park Cattle Co., a Nevada corporation, and its successors and assigns.
     “Park Cattle Disputes” shall mean (i) the disputes between Columbia Entertainment and Park Cattle regarding the lease of the Horizon Casino initially described in the letter dated March 23, 2005 from Downey Brand (counsel to Park Cattle) to Columbia Entertainment and other related matters and (ii) the disputes between Columbia Properties Tahoe, LLC and Park Cattle regarding the lease of the Caesars Tahoe Hotel and Casino described in the letters dated January 25, 2005 and March 22, 2005 from Downey Brand to Desert Palace, Inc. and other related matters.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Pension Act” means the Pension Protection Act of 2006, as amended.
     “Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.
     “Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).
     “Permitted Business” shall mean the business currently conducted by the Borrower, the Subsidiaries and the Affiliated Guarantors, businesses substantially similar to the business currently conducted by the Borrower, the Subsidiaries or the Affiliated Guarantors, or any business or activity that is reasonably related, ancillary or complementary thereto or a reasonable extension, development or expansion thereof.
     “Permitted Investments” shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 by S&P or P-1 from Moody’s;

     (c) investments in certificates of deposit, banker’s acceptances, securities backed by standby letters of credit, time deposits, Eurodollar time deposits or overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
     (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above or in the form of cash equivalents (or foreign cash equivalents) or short term marketable debt securities;
     (f) investments in so-called “auction rate” securities rated AAA or higher by S&P or Aaa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof; and
     (g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
     “Permitted Tax Distributions” shall mean (i) cash distributions to the holders of Equity Interests of Holdings made not more frequently than once each fiscal quarter which shall be in an amount required to satisfy actual cash tax liabilities of such holders relating to the Borrower and the Subsidiaries, and in any event in an amount not in excess of 40% of the combined taxable income of the Borrower and the Subsidiaries (including the net income of Greenville, other than any net income attributable to any minority interest, but excluding the net income of the Affiliated Guarantors); (ii) cash distributions to the holders of Equity Interests of Vicksburg made not more frequently than once each fiscal quarter which shall be in an amount required to satisfy actual cash tax liabilities of such holders relating to Vicksburg and its subsidiaries, and in any event in an amount not to exceed 40% of the combined taxable income of Vicksburg and its subsidiaries; (iii) cash distributions to the holders of Equity Interests of CP Laughlin made not more frequently than once each fiscal quarter which shall be in an amount required to satisfy actual cash tax liabilities of such holders relating to CP Laughlin and its subsidiaries, and in any event in an amount not to exceed 40% of the combined taxable income of CP Laughlin and its subsidiaries and (iv) cash distributions to the holders of Equity Interests of Jubilee made not more frequently than once each fiscal quarter which shall be in an amount required to satisfy actual cash tax liabilities of such holders relating to Jubilee and its subsidiaries, and in any event in an amount not to exceed 40% of the combined taxable income of Jubilee and its subsidiaries, in each case for the immediately preceding fiscal quarter.

     “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledge Agreements” shall mean the Pledge Agreement-Nevada Gaming, the Pledge Agreement-Louisiana and any other separate local law pledge agreement relating to the Equity Interests or evidence of Indebtedness of any Subsidiary or any Affiliated Guarantor to the extent required under applicable Gaming Laws.
     “Pledge Agreement-Louisiana” shall mean the Pledge Agreement dated as of the Closing Date among the Borrower, CP Baton Rouge Casino, L.L.C., Argosy of Louisiana, Inc., Jazz Enterprises, Inc. and the Collateral Agent in substantially the form of Exhibit E-1 hereto.
     “Pledge Agreement-Nevada Gaming” shall mean the Pledge Agreement dated as of the Closing Date among Holdings, the Borrower, Aztar and the Collateral Agent in substantially the form of Exhibit E-2 hereto.
     “Post-Closing Adjustments” shall mean cost savings (other than Facilities Restructuring Costs) in an aggregate amount not in excess of $20,000,000 resulting from actions taken after the Closing Date and prior to the eighteen-month anniversary of the Closing Date relating to the integration of the business and operations of Aztar and its subsidiaries with the Borrower, the other Subsidiaries and the Affiliated Guarantors.
     “Post-Closing Balance Sheet” shall mean the consolidated balance sheet of the Borrower, its Subsidiaries and the Affiliated Guarantors as at January 3, 2007, as certified in writing by a Financial Officer of the Borrower.
     “Post-Closing Letter Agreement” shall mean the post-closing letter dated as of the date hereof among Holdings, the Borrower, the Administrative Agent and the Collateral Agent in respect of certain post-closing deliverables.
     “Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.
     “Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

     “Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.
     “Register” shall have the meaning assigned to such term in Section 9.04(d).
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed and advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.
     “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
     “Repayment Date” shall have the meaning given such term in Section 2.11.
     “Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
     “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
     “Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor.
     “Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.
     “Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Swingline Loans and Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
     “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.
     “Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.
     “Revolving Credit Maturity Date” shall mean January 3, 2012.
     “Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01.
     “Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Pledge Agreements, the Ship Mortgages, the Vessel Security Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.
     “Services Agreements” shall mean (i) the services agreement dated as of the Closing Date between Columbia Sussex and the Borrower, (ii) the services agreement dated as of August 26, 2004 (as amended as of November 6, 2006), between Columbia Sussex and Jubilee, (iii) the services agreement dated as of January 1, 2002, between Columbia Sussex and Greenville, (iv) the services agreement dated as of October 27, 2003 (as amended as of August 7, 2006 and November 6, 2006), between Columbia Sussex and Vicksburg, (v) the services agreement dated as of the Closing Date among Columbia Sussex, Aztar and Tropicana Las Vegas and (vi) the services agreement to be entered into between Columbia Sussex and Casino Queen upon the consummation of the

Casino Queen acquisition, substantially in the form set out in Exhibit M, in each case for the provision of services (including treasury, accounting, business management, marketing and other support services) to the Borrower, the Subsidiaries or the Affiliated Guarantors, as applicable.
     “Ship Mortgage” means collectively, (a) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the vessel Lighthouse Point Casino, (b) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the vessel Argosy III, (c) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the vessel City of Evansville, (d) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the Star of Vicksburg, (e) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the vessel Bayou Caddy’s Jubilee Casino and related support barge B-527 and floating casino barge Doris, (f) upon the completion of the acquisition of Casino Queen, preferred ship mortgages in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the two vessels named “Casino Queen” (including the mooring barge) and (g) each other similar agreement which may hereafter be executed by the Borrower in favor of the Collateral Agent (including any such ship mortgage executed with respect to any other vessel used in connection with any related gaming operations), each substantially in the form of Exhibit K.
     “SPC” shall have the meaning assigned to such term in Section 9.04(i).
     “S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.
     “Star of Vicksburg” shall mean the vessel with the name “Star of Vicksburg”, Official number 587361, and all related fittings, furnishings, fixtures, equipment and appurtenances.
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     “Subordinated Note Documents” shall mean the indenture under which the Subordinated Notes are issued and all other instruments, agreements and other documents evidencing or governing the Subordinated Notes or providing for any Guarantee or other right in respect thereof.
     “Subordinated Notes” shall mean the Borrower’s 9.625% Senior Subordinated Notes due 2014, in an initial aggregate principal amount of $960,000,000.
     “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” shall mean any subsidiary of the Borrower, other than Tropicana Las Vegas Intermediate Holdings and its direct and indirect subsidiaries. Notwithstanding anything herein to the contrary, Tropicana Pennsylvania, Casino Aztar Caruthersville, LV Rec, Inc., and LV Red, LLC shall be deemed not to be a “Subsidiary”.
     “Subsidiary Guarantor” shall mean each Subsidiary and Affiliated Guarantor listed on Schedule 1.01(a), and each other subsidiary that is or becomes a party to the Guarantee and Collateral Agreement or otherwise provides a guarantee in respect of the Obligations.
     “Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.
     “Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.
     “Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
     “Swingline Lender” shall mean Credit Suisse, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.
     “Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.
     “Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
     “Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
     “Tahoe” shall mean Columbia Properties Tahoe, LLC, a Nevada limited liability company.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Borrowing” shall mean a Borrowing comprised of Term Loans.
     “Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.
     “Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of the Lenders’ Term Loan Commitments is $1,530,000,000.
     “Term Loan Maturity Date” shall mean January 3, 2012.
     “Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01.
     “Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding Indebtedness of the type described in clause (i)

of the definition of such term, except to the extent of any unreimbursed drawings thereunder).
     “Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $180,000,000.
     “Transaction Documents” shall mean the Merger Agreement and all material exhibits and schedules thereto and all agreements expressly contemplated thereby, the Loan Documents and the Subordinated Note Documents, in each case as amended from time to time in accordance with the terms hereof and thereof.
     “Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the Merger, (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder, (c) the execution and delivery of the Tropicana Las Vegas Secured Credit Agreement and the borrowings thereunder, (d) the execution and delivery of the Subordinated Note Documents and the borrowings thereunder, (e) the Equity Contribution, (f) the Existing Debt Refinancing and (g) the payment of related fees and expenses.
     “Tropicana Garage Insured Claims’’ shall mean any insurance payments in respect of (i) the “completed value builders risk” insurance policy issued by Zurich American Insurance Company or (ii) insurance policies covering business interruption at the Tropicana Casino and Resort in Atlantic City, New Jersey, issued by Lexington Insurance Company, U.S. Fire Insurance Company, Westchester Surplus Lines Insurance Company, Essex Insurance Company, certain underwriters at Lloyd’s, London, Hartford Insurance Company, Zurich American Insurance Company or any other insurance company, in each case relating to the collapse of a portion of a parking garage under construction at the Tropicana Casino and Resort in Atlantic City, New Jersey, on October 30, 2003.
     “Tropicana Las Vegas” shall mean Wimar LandCo, LLC, a Delaware limited liability company.
     “Tropicana Las Vegas Intermediate Holdings’’ shall mean Wimar LandCo Intermediate Holdings, LLC, a Delaware limited liability company.
     “Tropicana Las Vegas Prepayment Event” shall mean the sale of all or substantially all of the assets of Tropicana Las Vegas Intermediate Holdings and its subsidiaries or the sale of all or substantially all of the Equity Interests of Tropicana Las Vegas Intermediate or Tropicana Las Vegas (or the Equity Interests of any subsidiary or subsidiaries of Tropicana Las Vegas, the result of which is the transfer or other disposition of all or substantially all of the assets or value of Tropicana Las Vegas Intermediate Holdings and its subsidiaries).
     “Tropicana Las Vegas Prepayment Proceeds” shall mean the gross proceeds from any Tropicana Las Vegas Prepayment Event less (i) fees, costs and expenses (including broker’s fees or commissions, accountants’ fees, investment banking fees, consulting fees, legal fees and any other customary fees and expenses actually incurred in connection therewith, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale as certified by a Financial Officer) in connection therewith, (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Tropicana Las Vegas Prepayment Event (provided that, to the extent and at such time as any such amounts are released from such reserve and returned to a Loan Party, such amounts shall constitute Tropicana Las Vegas Prepayment Proceeds) and (iii) amounts required to repay in full all Indebtedness (including breakage costs) and other obligations of Tropicana Las Vegas Intermediate Holdings and its subsidiaries.
     “Tropicana Las Vegas Secured Credit Agreement” shall mean the Senior Secured Credit Agreement dated as of the date hereof, among Tropicana Las Vegas, Tropicana Las Vegas Intermediate Holdings, the lenders from time to time party thereto and Credit Suisse, as administrative agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Tropicana Las Vegas Secured Facility” shall mean the secured term loan facility in an aggregate principal amount up to $440,000,000 provided to Tropicana Las Vegas pursuant to the Tropicana Las Vegas Secured Credit Agreement.
     “Tropicana Pennsylvania” shall mean Tropicana Pennsylvania LLC, a Pennsylvania limited liability company.
     “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.
     “USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
     “Vessel Security Agreement” shall refer to each vessel security agreement, in form and substance acceptable to the Administrative Agent, entered into in connection with each Ship Mortgage and creating a security interest in each vessel under the UCC in the event any such vessel covered by a Ship Mortgage is determined to not be a “vessel” as required therein.
     “Vicksburg” shall have the meaning assigned to such term in the preamble.
     “wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “Yung Group” shall mean (i) William J. Yung III, (ii) his spouse and members of his immediate family (including siblings, children, grandchildren and children and grandchildren by adoption), (iii) any Affiliate Controlled by any the foregoing, (iv) in the event of incompetence or death of any of the persons described in paragraphs (i) and (ii) hereof, such person’s estate, executor, administrator, committee or other personal representative, in each case who at the particular date will beneficially own or have the right to acquire, directly or indirectly Equity Interests of Holdings or the Borrower or (v) any trusts for their respective benefit, or any trust for the benefit of any such trust; provided, however, that the Yung Group shall not include any operating company affiliated with any of the foregoing (including Columbia Sussex) that is not engaged exclusively in Permitted Businesses.
     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
     SECTION 1.03. Pro Forma Calculations. With respect to any period of four consecutive fiscal quarters during which any Permitted Acquisition or Asset Sale occurs (and for purposes of determining whether an acquisition is a Permitted Acquisition under Section 6.04(g) or would result in a Default or an Event of Default), the Leverage Ratio shall be calculated with respect to such period on a pro forma basis after giving effect to such Permitted Acquisition or any Asset Sale occurring during such period (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of

Regulation S-X under the Securities Act of 1933, as amended, (b) pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within 12 months (or 18 months with respect to the acquisition of Casino Queen) following such Permitted Acquisition and (c) in the case of an Asset Sale, excluding the Consolidated EBITDA of any person disposed of by Holdings, the Affiliated Guarantors or the Subsidiaries during such period (assuming the consummation of such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period); provided that all such adjustments shall be set forth in a reasonably detailed certificate of a Financial Officer of the Borrower), using, for purposes of making such calculations, the historical financial statements of the Borrower, the Affiliated Guarantors and the Subsidiaries which shall be reformulated (where relevant) as if such Permitted Acquisition or Asset Sale, as applicable, and any other Permitted Acquisitions or Asset Sales that have been consummated during the period, had been consummated on the first day of such period.
     SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
     SECTION 1.05. Senior Debt. The Loans and other Obligations are hereby designated as “Senior Debt” and “Designated Senior Debt” for all purposes of the Subordinated Note Documents.
ARTICLE II
The Credits
     SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment, and (b) to make Revolving Loans to the Borrower, at any time and from time to time after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided that no Revolving Loans shall be made on the Closing Date. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
     SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $2,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.
     (b) Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
     (c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If such Lender’s share of such Borrowing is not made available to the

Administrative Agent by such Lender within one Business Day of the date of such Borrowing, the Administrative Agent shall also be entitled to recover such amount with interest at the rate per annum equal to the interest rate for the Loan comprising such Borrowing from the Borrower. Nothing in this paragraph (d) shall be deemed to relieve any Lender of its obligation to fulfill its commitments hereunder or to prejudice any rights of the Borrower against the Lender as a result of any default by such Lender hereunder.
     (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.
     (f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at a rate per annum equal to, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate. If such Revolving Credit Lender’s share of such L/C Disbursement is not made available to the Administrative Agent by such Revolving Credit Lender within one Business Day of the date of the L/C Disbursement, the Administrative Agent shall also be entitled to recover such amount with interest at the rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a) from the Borrower. Nothing in this paragraph (f) shall be deemed to relieve any Revolving Credit Lender of its obligations to fulfill its commitments hereunder or to prejudice the rights of the Borrower against the Revolving Credit Lender as a result of any default by such Revolving Credit Lender.
     SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of an ABR Term Loan, not later than 12:00 noon, New York City time on the Closing Date, (b) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed Borrowing, and (c) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
     SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. The Borrower hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
     (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
     (e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
     SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Revolving Credit Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Rate per annum on the daily unused amount of the Revolving Credit Commitment of such Revolving Credit Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.
     (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).
     (c) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank with respect to each Letter of Credit, on the last Business Day of March, June, September and December of each year, a fee equal to 0.25% per annum of the face amount of such Letter of Credit, plus the standard amendment, issuance and drawing fees specified from time to time by the Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
     (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
     SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.
     (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.
     (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.07. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder (other than a default in the payment required to be made by Section 2.23(e) with respect to an L/C Disbursement if the conditions precedent to borrowing set forth in Section 4.01(b) and (c) have been satisfied and such amounts owing are converted to ABR Revolving Credit Borrowings pursuant to Section 2.02(f)), by acceleration or otherwise, or under any other Loan Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such defaulted amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to that Loan (or in the case of amounts due that do not relate to a particular Loan, the rate then applicable to an ABR Revolving Loan) plus 2.00% per annum.
     SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.
     SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on May 19, 2007 or (x) such later date, not to exceed August 19, 2007, if the termination date contemplated by Section 7.01(b)(i) of the Merger Agreement is extended in accordance with the terms thereof, or (y) such earlier date on which the Merger Agreement terminates, if the initial Credit Event shall not have occurred by such time.
     (b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $500,000 and in a minimum amount of $1,000,000, (ii) each partial reduction of the Swingline Commitment shall be in an integral multiple of $250,000 and in a minimum amount of $1,000,000 and (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

     (c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
     SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice (which may be by telephone, confirmed promptly in writing or by fax) to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 noon, New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:
     (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
     (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
     (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion or continuation, where appropriate, and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
     (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
     (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
     (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

     (vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and
     (viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.
     Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.
     SECTION 2.11. Repayment of Term Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(i)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
March 31, 2007	$3,825,000
June 30, 2007	$3,825,000
September 30, 2007	$3,825,000
December 31, 2007	$3,825,000
March 31, 2008	$3,825,000
June 30, 2008	$3,825,000
September 30, 2008	$3,825,000

Repayment Date	Amount
December 31, 2008	$3,825,000
March 31, 2009	$3,825,000
June 30, 2009	$3,825,000
September 30, 2009	$3,825,000
December 31, 2009	$3,825,000
March 31, 2010	$3,825,000
June 30, 2010	$3,825,000
September 30, 2010	$3,825,000
December 31, 2010	$3,825,000
March 31, 2011	$3,825,000
June 30, 2011	$3,825,000
September 30, 2011	$3,825,000
Term Loan Maturity Date	$1,457,325,000
     (b) In the event and on each occasion that the Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.
     (c) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
     (d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
     SECTION 2.12. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $2,000,000.
     (b) Optional prepayments of Term Loans shall be applied to the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11 as the Borrower may direct.
     (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (other than in connection with a refinancing) and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
     SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and, after the Revolving Credit Borrowings and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess.
     (b) Not later than the fifth Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(i).
     (c) In the event and on each occasion that an Equity Issuance occurs (other than pursuant to Section 5.21), the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the occurrence of such Equity Issuance, apply 50% of the Net Cash Proceeds therefrom to prepay outstanding Term Loans in accordance with Section 2.13(i); provided, however, that if the Leverage Ratio as at the time of receipt is less than 4.0 to 1.0, such amount shall be reduced to 25% of Net Cash Proceeds from the occurrence of such Equity Issuance.
     (d) No later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2007, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(i) in an aggregate principal amount equal to 50% of Excess Cash Flow less any Extraordinary Receipts for such period (solely to the extent included in the calculation of Consolidated Net Income for such period) for the fiscal year then ended; provided, however, that (x) if the Leverage Ratio as at the end of such fiscal year is less than 4.0 to 1.0, such amount shall be reduced to 25% of such Excess Cash Flow (less any Extraordinary Receipts as described above) and (y) if the Leverage Ratio as at the end of such fiscal year is less than 3.0 to 1.0, such amount shall be reduced to 0% of such Excess Cash Flow.
     (e) In the event that any Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01 (other than pursuant to Section 6.0 l(l)(ii))), the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(i).
     (f) In the event that any Loan Party shall receive any Extraordinary Receipt, the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Extraordinary Receipt, apply 100% of such Extraordinary Receipt to prepay outstanding Term Loans in accordance with Section 2.13(i).
     (g) In the event and on the occasion of a Tropicana Las Vegas Prepayment Event, the Borrower shall, substantially simultaneous with (and in any event not later than the fifth Business Day next following) the occurrence of such Tropicana Las Vegas Prepayment Event, apply 100% of the Tropicana Las Vegas Prepayment Proceeds therefrom to prepay outstanding Term Loans in accordance with Section 2.13(i).
     (h) In the event the acquisition of Casino Queen has not been consummated prior to the date 90 days after the Closing Date, on such day apply 100% of the Casino Queen Deposit to prepay outstanding Term Loans in accordance with Section 2.13(i).
     (i) Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied in forward order against the next eight remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11, with the balance being applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11.
     (j) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
     (k) Notwithstanding anything to the contrary herein, any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to paragraphs (b), (c), (d), (e), (f), (g) or (h) of this Section 2.13, to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment (with such non-declining Term

Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Term Lenders elect to decline their pro rata shares of such Declined Proceeds, such Declined Proceeds may be retained by the Borrower. If at the time of any prepayment pursuant to this Section 2.13 there shall be outstanding Term Borrowings of different Types or Eurodollar Term Borrowings with different Interest Periods, and if some but not all Term Lenders shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to each outstanding Term Borrowing of the accepting Lenders.
     SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank (acting reasonably) to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank (acting reasonably) to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.
     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
     SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:
     (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
     (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

     (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
     SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain (other than loss of profits) or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default by the Borrower in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.
     SECTION 2.17. Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.13(k) or Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

     SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
     SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time (provided that amounts payable on any Swingline Loans shall be due not later than 1 p.m. New York City time), on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.
     (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
     SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any such Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower certifying to such entitlement to exemption from, or a reduced rate of, withholding or at a reduced rate.
     (f) If the Administrative Agent of any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes (including a credit in lieu of a cash refund) as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to that Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the Governmental Authority with respect to such refund); provided that the Loan Parties, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any Lender in the event the Administrative Agent or such Lender is required to repay such refund to the Governmental Authority. This Section 2.20(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information it deems confidential) to the Loan Parties.
     SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event that (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) any Lender delivers a certificate pursuant to Section 2.16 for an amount that is materially greater than other Lenders, (iv) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20, (v) any Lender defaults in its obligation to make Loans hereunder or (vi) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification has been consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (vi) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment) and, in addition, with respect to clause (vi) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline

Lender), which consents shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14 or 2.16, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15 (or in the case of Section 2.16, cease to cause losses and expenses in an amount that is materially greater than the other Lenders), or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 or 2.16 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).
     (b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

     SECTION 2.22. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $60,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $250,000 and in a minimum amount of $1,000,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.
     (b) Swingline Loans. The Borrower shall notify the Swingline Lender by fax, or by telephone (promptly confirmed by fax), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of the Borrower (or an Issuing Bank on behalf of the Borrower) to which the proceeds of the Swingline Loan should be disbursed. The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request and, if such request specifies that the Swingline Loan will be applied to reimburse an L/C Disbursement, such Swingline Loan shall be made not later than 3:00 p.m., New York City time, on the day of the proposed Swingline Loan.
     (c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Swingline Lender and to the Administrative Agent before 1:00 p.m., New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in Section 9.01.
     (d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).
     (e) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the

Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other person liable for obligations of the Borrower) of any default in the payment thereof.
     SECTION 2.23. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its wholly owned Subsidiaries or any Affiliated Guarantor (in which case the Borrower, such wholly owned Subsidiary or such Affiliated Guarantor shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $100,000,000 and (ii) the Aggregate Revolving Credit Exposure (after giving effect to such Letter of Credit) shall not exceed the Total Revolving Credit Commitment.
     (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
     (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than 3:00 p.m., New York City time, on the day the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day, provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 and 2.22 that such payment be financed with an ABR Revolving Borrowing or a Swingline Borrowing, as applicable in an equivalent amount and, to the extent so financed, the Borrower’s obligations to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Borrowing.

     (f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
     (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
     Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or wilful misconduct of the Issuing Bank.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.
     (h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full in accordance with this Agreement, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.
     (i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 90 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an

Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
     (k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.
ARTICLE III
Representations and Warranties
     Each of Holdings, the Borrower and the Affiliated Guarantors represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders, with respect to itself and, in the case of Holdings and the Borrower, each of its Subsidiaries, that:

     SECTION 3.01. Organization; Powers. Holdings, the Borrower, each of the Subsidiaries and each of the Affiliated Guarantors (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in, and is in good standing (where such concept is relevant) in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower, to borrow hereunder.
     SECTION 3.02. Authorization. The Transaction Documents (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor except as would not have a Material Adverse Effect, (B) any order of any Governmental Authority except as would not have a Material Adverse Effect or (C) except as set forth on Schedule 3.02, any material provision of any material indenture, agreement or other instrument to which Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument that (other than with respect to the Loan Documents) could reasonably be expected to result in a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or material assets now owned or hereafter acquired by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor (other than any Lien created hereunder or under the Security Documents or as expressly permitted hereunder) that (other than with respect to the Loan Documents) could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings, the Borrower and the Affiliated Guarantors and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (whether enforcement is sought by proceedings in equity or at law) and implied covenants of good faith and fair dealing.
     SECTION 3.04. Governmental Approvals. Except as set forth on Schedule 3.04, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority (other than a Gaming Authority) is or will be required to consummate the Transactions and enter into the Loan Documents and borrow funds in connection therewith (provided that this representation shall be repeated only with respect to the Loan Documents to the extent made following the Closing Date), except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect. Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors have made all necessary applications to and, subject to any additional time to obtain such consents, approvals and rulings contemplated by Section 5.15 or as set forth on Schedule 3.04, have procured all necessary consents, approvals and favorable rulings of all applicable Gaming Authorities to (i) pledge the Equity Interests of the Borrower, the Subsidiary Guarantors (other than the Affiliated Guarantors) and their respective subsidiaries, where relevant, pursuant to the Pledge Agreements and/or the Guarantee and Collateral Agreement, (ii) the restrictions on transfer and hypothecation of the stock and equity securities of such persons contained in Sections 6.02 and 6.05 of this Agreement, in the Pledge Agreements and otherwise in the Loan Documents and (iii) otherwise consummate the Transactions and to enter into the Loan Documents and borrow funds in connection therewith.
     SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders (a) U.S. GAAP audited consolidated or combined, as applicable, balance sheets and related statements of income, stockholders’ equity and cash flows of each of (x) Holdings (including the Affiliated Guarantors), (y) Columbia Sussex and (z) Aztar, in each case for the 2003, 2004 and 2005 fiscal years, audited by and accompanied by the opinion of Deloitte & Touche LLP for 2003 and Ernst & Young LLP for 2004 and 2005 (in the case of Holdings), Deloitte & Touche LLP, (in the case of Columbia Sussex) or PricewaterhouseCoopers LLP (in the case of Aztar), independent public accountants, (b) a U.S. GAAP audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of Casino Queen for the 2004 and 2005 fiscal years, audited by and accompanied by the opinion of Conway, Stuart & Woodbury, independent public accountants and (c) U.S. GAAP unaudited consolidated or combined, as applicable, balance sheets and related statements of income, stockholders’ equity and cash flows of each of (x) Holdings (including the Affiliated Guarantors) and (y) Aztar and (z) Casino Queen in each case for (i) each subsequent fiscal quarter ended 45 days before the Closing Date and (ii) to the extent available, each fiscal month after the most recent fiscal quarter for which financial statements were received by the Lenders as described above and ended 45 days before the Closing Date and, in each case, certified by the chief financial officer of Holdings, Columbia Sussex, Aztar or Casino Queen, as applicable. Such financial statements present fairly the financial condition and results of operations and cash flows of (w) Holdings (including the Affiliated Guarantors), (x) Columbia Sussex (to the best of the Borrower’s knowledge), (y) Aztar and (z) Casino Queen (to the best of the Borrower’s knowledge) as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of (w) Holdings (including the Affiliated Guarantors), (x) Columbia Sussex (to the best of the Borrower’s knowledge), (y) Aztar and (z) Casino Queen (to the best of the Borrower’s knowledge) as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.
     (b) The Borrower has heretofore furnished to the Lenders unaudited pro forma consolidated balance sheets and related pro forma consolidated statements of income and cash flows of Holdings (including the Affiliated Guarantors) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, in each case prepared after giving effect to the Transactions (including the acquisition of Casino Queen to the extent closed) as if they had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements). Such pro forma financial statements have been prepared in good faith by Holdings, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), are based on the best information available to Holdings as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of Holdings (including the Affiliated Guarantors) as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
     SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2005.
     SECTION 3.07. Title to Properties; Possession Under Leases. (a) Except as set forth on Schedule 3.07, each of Holdings, the Borrower and the Subsidiary Guarantors has good and marketable title to (including in connection therewith, valid easements), or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.
     (b) Except as set forth on Schedule 3.07, each of Holdings, the Borrower and the Subsidiary Guarantors has complied with all material obligations under all material leases (including all leases of Mortgaged Property) to which it is a party and all such leases are in full force and effect. Each of Holdings, the Borrower and the Subsidiary Guarantors enjoys peaceful and undisturbed possession under all such material leases. The granting of a Mortgage encumbering the leasehold interest of Holdings, the Borrower and any Subsidiary Guarantor in any Mortgaged Property (i) does not require landlord consent or approval under the applicable lease that has not been obtained and (ii) will not violate or result in a default under such lease.
     (c) As of the Closing Date, none of Holdings, the Borrower or any Subsidiary Guarantor has received any actual notice of, nor has any actual knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties owned by it or any sale or disposition thereof in lieu of condemnation.
     (d) As of the Closing Date, none of Holdings, the Borrower or any Subsidiary Guarantor is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
     SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or the Borrower therein and the ownership interests of the Affiliated Guarantors. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 held in such Subsidiary or Affiliated Guarantor are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).
     SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the actual knowledge of Holdings, the Borrower or the Affiliated Guarantors, threatened against Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in a Material Adverse Effect.
     (c) None of Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.
     (d) Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, except where the failure to have the same could not reasonably be expected to result in a Material Adverse Effect, and true and complete copies of such certificates of occupancy as are available using commercially reasonable efforts have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

     (e) Since the date of this Agreement, there has been no material adverse change in the status, or financial effect on the Borrower, the Subsidiaries and the Affiliated Guarantors taken as a whole, in respect of the Park Cattle Disputes from the circumstances described on Schedule 3.09.
     SECTION 3.10. Agreements. None of Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party, where such default would reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.11. Federal Reserve Regulations. (a) None of Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
     SECTION 3.12. Investment Company Act. None of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.13. Tax Returns. Each of Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors has filed or caused to be filed all Federal, state, local and (to the extent it has foreign operations) foreign tax returns required to have been filed by it and has paid or caused to be paid all taxes due and payable by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower, such Subsidiary or such Affiliated Guarantor, as applicable, shall have set aside on its books adequate reserves and (b) immaterial taxes so long as no material asset or portion of Mortgaged Property of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is in jeopardy of being seized, levied upon or forfeited.
     SECTION 3.14. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained as of the date of such statement any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of Holdings) and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being recognized that actual results may differ from such forecasts or projections).
     SECTION 3.15. Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. Neither the Borrower nor any of its ERISA Affiliates has nor has ever sponsored, maintained, contributed to or had any obligation or liability with respect to any Plan subject to Title IV of ERISA, nor does the Borrower nor any ERISA Affiliate have any present intention to sponsor, maintain, contribute or have any obligation or liability with respect to any Plan subject to Title IV of ERISA.
     SECTION 3.16. Environmental Matters. (a) Except as set forth in Schedule 3.16 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for any of their operations, (ii) has contractually assumed any Environmental Liability of any person, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any claim with respect to any Environmental Liability against or with respect to Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor.
     (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.16 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 3.17. Insurance. Schedule 3.17 sets forth a true, complete and correct description of all insurance maintained by the Borrower, the Affiliated Guarantors and the Subsidiaries or by Columbia Sussex for the Borrower, the Subsidiaries and the Affiliated Guarantors as of the Closing Date. As of such date, all premiums have been duly paid. The Borrower, the Subsidiaries and the Affiliated Guarantors have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
     SECTION 3.18. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) (or certificates or notes, as applicable, presenting such Pledged Collateral) and the proceeds thereof except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium (or similar laws affecting the enforcement of creditors’ rights generally), by equitable principles (whether enforcement is sought by proceedings in equity or at law), implied covenants of good faith and fair dealing and by applicable Gaming Laws (including licensing, qualification and suitability approvals required by any Gaming Authority) and (i) when the Pledged Collateral (as defined in the

Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under Guarantee and Collateral Agreement shall (subject to the further requirements of relevant Gaming Authorities) constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral to the extent that a Lien in such Pledged Collateral can be perfected by delivery, in each case prior and superior in right to any other person (except with respect to (A) Liens expressly permitted under Section 6.02 and (B) Liens having priority by operation of law), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.18(a), the Lien created under the Guarantee and Collateral Agreement will (subject to the further requirements of relevant Gaming Authorities) constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent that a Lien in such Collateral can be perfected by filing of financing statements (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement, and other Collateral with respect to which possession or control is required for perfection), in each case prior and superior in right to any other person, other than with respect to (A) Liens expressly permitted by Section 6.02 and (B) Liens having priority by law.
     (b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the duly completed financing statements in appropriate form filed in the offices specified in Schedule 3.18(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by such filing in the United States and its territories and possessions, in each case prior and superior in right to any other person other than with respect to (A) Liens expressly permitted by Section 6.02 and (B) Liens having priority by operation of law (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).
     (c) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.18(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to (A) Liens expressly permitted by Section 6.02 and (B) Liens having priority by operation of law.
     (d) Upon execution and delivery of the Pledge Agreements by the parties thereto, such agreements will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the

Pledged Collateral (as defined in each of the Pledge Agreements) and the proceeds thereof except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium (or similar laws affecting the enforcement of creditors’ rights generally), by equitable principles (whether enforcement is sought by proceedings in equity or at law), implied covenants of good faith and fair dealing and by applicable Gaming Laws (including licensing, qualification and suitability approvals required by any Gaming Authority) and when the Pledged Collateral (or certificates or notes, as applicable, presenting such Pledged Collateral) is delivered to the Collateral Agent, the Lien created under such Pledge Agreements shall (subject to the further requirements of relevant Gaming Authorities) constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral to the extent a Lien in such Pledged Collateral can be perfected by delivery, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to (A) Liens expressly permitted by Section 6.02 and (B) Liens having priority by operation of law.
     SECTION 3.19. Location of Real Property and Leased Premises. (a) Schedule 3.19(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower, the Subsidiaries and the Affiliated Guarantors and the addresses thereof. The Borrower, the Subsidiaries and the Affiliated Guarantors own in fee all the real property set forth on Schedule 3.19(a).
     (b) Schedule 3.19(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower, the Subsidiaries and the Affiliated Guarantors and the addresses thereof. The Borrower, the Subsidiaries and the Affiliated Guarantors have valid leases in all the real property set forth on Schedule 3.19(b), except as noted thereon.
     (c) Schedule 3.19(c) lists completely and correctly as of the Closing Date all owned or leased ships and vessels (to the extent not listed on Schedules 3.19(a) or 3.19(b)) of the Borrower, the Subsidiaries and the Affiliated Guarantors and the location thereof. The Borrower, the Subsidiaries and the Affiliated Guarantors own in fee or have valid leases on the properties set forth on Schedule 3.19(c).
     SECTION 3.20. Labor Matters. As of the date hereof and the Closing Date, there are no strikes or lockouts against Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor pending or, to the actual knowledge of Holdings or the Borrower, threatened. The hours worked by and payments made to employees of Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters that would reasonably be expected to have a Material Adverse Effect. All payments due from Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor on account of wages and employee health and welfare insurance and other benefits that would reasonably be expected to have a Material Adverse Effect if not paid, have been paid or accrued as a liability on the books of Holdings, the Borrower, such Subsidiary or such Affiliated Guarantor. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is bound.
     SECTION 3.21. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now being conducted and is proposed to be conducted following the Closing Date.
     SECTION 3.22. Transaction Documents. On the Closing Date, Holdings and the Borrower have delivered to the Administrative Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). As of the Closing Date, to the knowledge of Holdings and the Borrower, none of Columbia Sussex, Columbia Entertainment or WT-Columbia Development, Inc. or any other person party thereto is in default in the performance or compliance with any material provisions thereof. As of the Closing Date, to the knowledge of Holdings and the Borrower, all representations and warranties set forth in the Merger Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).
     SECTION 3.23. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Subordinated Note Documents.
     SECTION 3.24. Sanctioned Persons. (a) The Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person in violation of the U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and (b) none of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, nor any director, officer, senior manager or Affiliate of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor is (i) a person included in the Specially Designated Nationals and Blocked Persons List, as published from time to time by OFAC, or (ii) currently subject to any U.S. sanctions administered by OFAC; provided, however, that the scope of this representation and warranty is limited to published U.S. regulatory requirements as at the date such representation is given.
     SECTION 3.25. Casino Leases. As of the Closing Date, giving effect to the Loans made on the Closing Date and the execution of the Loan Documents, in the opinion of the Borrower and Holdings, no default on behalf of Holdings, the Borrower or the Subsidiaries exists under any of the Casino Leases which entitles the landlords thereunder to immediately terminate the same, including without limitation, as a result of the granting of a leasehold deed of trust or leasehold mortgage to the Administrative Agent.
ARTICLE IV
Conditions of Lending
     The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:
     SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing), including each Borrowing of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):
     (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).
     (b) (i) In the cases of each Credit Event that occurs on the Closing Date, the conditions set forth in Section 6.03(a) of the Merger Agreement (but only with respect to representations and warranties that are material to the interests of the Lenders) shall be satisfied, and the representations and warranties made in Sections 3.01, 3.02, 3.03, 3.10, 3.11, 3.12 and 3.23 shall be true and correct in all material respects; and (ii) in the case of each other Credit Event, the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
     (c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing (and for the purpose of this Section “continuing” shall mean not remedied or unwaived).
     Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
     SECTION 4.02. First Credit Event. On the Closing Date:
     (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a satisfactory written opinion of (i) Milbank, Tweed,

Hadley & McCloy LLP, counsel for Holdings and the Borrower, substantially to the effect set forth in Exhibit G-l, and (ii) each local counsel listed on Schedule 4.02(a), substantially to the effect set forth in Exhibit G-2, in each case (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders and (C) covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and Holdings and the Borrower hereby request such counsel to deliver such opinions.
     (b) All material legal matters incident to the Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent.
     (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.
     (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance in all material respects with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.
     (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, (or be reasonably satisfied that all Fees and other amounts due and payable will be paid on the Closing Date from the proceeds of the Loans), including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
     (f) Subject to Section 5.15 or as provided in the Post-Closing Letter Agreement, the Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest on the Closing Date in the Collateral of the type and priority described in each Security Document (but subject to such Liens permitted under Section 6.02); provided that, to the extent any security interest in the intended Collateral or any deliverable necessary for the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a Uniform Commercial Code financing statement or the delivery of stock certificates or other certificates representing Equity Interests and the security agreement giving rise to the security interest therein) is not able to be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, such requirements may be satisfied after the Closing Date in accordance with Section 5.12(c).
     (g) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Holdings and the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in which the chief executive office of each such person is located and in the other jurisdictions in which such persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.
     (h) (i) Subject to the proviso in clause (f) above, each of the Security Documents, in form and substance reasonably satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) title searches shall indicate that the Mortgaged Properties are not subject to any Lien other than those permitted under Section 6.02 or the Collateral Agent has received evidence reasonably satisfactory to it that any existing Lien will be released on the Closing Date, (iii) each of such Security Documents shall have been filed and recorded in the recording office as specified on Schedule 3.18(c) or shall have been delivered to the Administrative Agent in a proper form for filing, recordation or registration (or a lender’s title insurance policy (or a signed pro forma title policy with fully executed closing instructions), in form and substance acceptable to the Collateral Agent, insuring such Security Document as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.02) shall have been received by the Collateral Agent) and, in connection therewith where filed or recorded, the Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent or the Lenders.
     (i) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured.
     (j) The Merger and the other Transactions shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, consummated in accordance with applicable law and on the terms described in the Merger Agreement and all other material related documentation, in each case in the form provided to the Administrative Agent prior to the commencement of the syndication of the Credit Facilities (without any amendments, waivers or alterations thereof that are material and adverse to the Lenders unless consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed), including the making of the Merger Agreement Deposit.
     (k) Holdings, Jubilee and Vicksburg shall have received gross cash proceeds of not less than $517,000,000 from the Equity Contribution and shall have contributed all such proceeds (other than the $17,554,404 received by Jubilee and Vicksburg) to the Borrower in the form of common equity.
     (l) The Cash-On-Hand Amount shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date, shall be utilized to pay a portion of the Merger Consideration.
     (m) The structure and equity ownership of Holdings, Tropicana Las Vegas Intermediate Holdings, the Borrower and Tropicana Las Vegas and their subsidiaries shall be as set forth in Schedule 4.02(m) to this Agreement.
     (n) Columbia Entertainment shall have effected, or substantially simultaneous with the initial funding of Loans on the Closing Date, shall effect, the Contribution on terms reasonably satisfactory to the Administrative Agent.
     (o) No stockholder rights plan or “poison pill” shall have been triggered or otherwise become exercisable in connection with the Transactions.
     (p) The Borrower shall have received gross cash proceeds of not less than $960,000,000 from the issuance of the Subordinated Notes. The Administrative Agent shall have received copies of the Subordinated Note Documents, certified by a Financial Officer as being complete and correct.
     (q) Tropicana Las Vegas shall have received gross cash proceeds of not less than $440,000,000 from loans pursuant to the Tropicana Las Vegas Secured Facility. The Administrative Agent shall have received copies of the Tropicana Las Vegas Secured

Credit Agreement (together with all schedules and exhibits thereto), certified by a Financial Officer as being complete and correct.
     (r) The Existing Debt Refinancing shall have occurred or the Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Debt Refinancing will occur on the Closing Date.
     (s) The Lenders shall have received the financial statements and opinion referred to in Section 3.05.
     (t) The Administrative Agent shall have received a certificate from the chief financial officer of Columbia Entertainment to the effect that each of (i) Holdings, the Borrower and the Subsidiary Guarantors under this Agreement, taken together on a consolidated basis, and (ii) Tropicana Las Vegas Intermediate Holdings, Tropicana Las Vegas and the subsidiary guarantors under the Tropicana Las Vegas Secured Facility, taken together on a consolidated basis, in each case after giving effect to the Transactions and the other Closing Date transactions contemplated hereby or thereby, are solvent.
     (u) (i) All requisite Gaming Authorities, other material Governmental Authorities and other material third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (including any interim casino authorization required by the New Jersey Casino Control Commission or the New Jersey Division of Gaming Enforcement) except as set forth on Schedules 3.02 and 3.04, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions and (ii) subject to Section 5.15 and except as set forth on Schedule 3.02, the requisite Gaming Authorities and third parties shall have approved or consented to the Security Documents, to the extent required.
     (v) The Administrative Agent shall have received the Columbia Sussex Indemnification Agreement, indemnifying the Administrative Agent and the Lenders with respect to any loss, cost, damage or expense arising out of or relating to any termination of the lease of Horizon Casino or Caesars Tahoe Hotel and Casino (which is to remain in effect unless and until the unqualified Horizon Estoppel Certificate and the Caesars Tahoe Estoppel Certificate are obtained from Park Cattle or the Leverage Ratio is less than 3.5 to 1.0).
     (w) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

ARTICLE V
Affirmative Covenants
     Each of Holdings, the Borrower (other than with respect to Sections 5.18 and 5.19) and each of the Affiliated Guarantors (with respect to Sections 5.18 and 5.19 and as to other matters within its control) covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired (or have been cash collateralized in a manner satisfactory to the Issuing Bank) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, it will and each of Holdings and the Borrower will cause each of the Subsidiaries to:
     SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.
     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business as a Permitted Business; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Gaming Authorities or Governmental Authority, whether now in effect or hereafter enacted; and except as permitted under Section 6.05, at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
     SECTION 5.02. Insurance. (a) Keep its insurable Mortgaged Properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.
     (b) Cause all such policies covering any Collateral (except public liability, third party, product liability and business interruption) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and, to the extent customarily available at a commercially reasonable cost, to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver certificates of each such policies (and if requested, certified copies of all such policies) to the Collateral Agent; cause each such policy, to the extent customarily available at a commercially reasonable cost, to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor. Notwithstanding the foregoing, insurance policies in place for Aztar and its subsidiaries on the Closing Date may be canceled without further notice to the Administrative Agent or the Collateral Agent in connection with the integration of Aztar’s properties into the pre-existing Columbia Entertainment insurance program (provided such insurance policies of Columbia Entertainment shall be not less favorable to the Lenders as Columbia Entertainment’s existing policies and shall cover all such properties covered by Aztar’s existing policies). Upon completion of such integration, new insurance certificates reflecting such integration shall be promptly delivered to the Administrative Agent and the Collateral Agent.
     (c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.
     (d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $25,000,000, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

     (e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
     (f) Use commercially reasonable efforts to obtain an endorsement for the benefit of the Lenders with respect to the title or other insurance policy issued to Columbia Entertainment (or any of its affiliates) with respect to the lease of Caesars Tahoe Hotel and Casino (including with respect to any defaults thereunder) or, if such endorsement cannot be obtained without undue burden or expense, the implementation of arrangements reasonably satisfactory to the Administrative Agent with respect to the maintenance of such policy, the agreement on the part of the insured thereunder to enforce its rights thereunder and the use of any proceeds therefrom (which may include the prepayment of Term Loans).
     SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.
     SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall promptly furnish to each Lender:
     (a) (i) within 90 days after the end of each fiscal year, its consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries and the Affiliated Guarantors as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries and the Affiliated Guarantors during such year (including a schedule setting forth, on a property by property basis, the income statement, balance sheet and cash flow statements for each of the hotel, casino and resort properties owned or leased by the Borrower, the Subsidiaries or the Affiliated Guarantors) and (ii) within 120 days after the end of each fiscal year, the consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of Columbia Sussex showing the financial condition of Columbia Sussex and its consolidated subsidiaries as of the close of such fiscal year and the results of operations of Columbia Sussex and its subsidiaries during such year, in each case together with comparative figures for the immediately preceding fiscal year, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower, its consolidated Subsidiaries and the Affiliated Guarantors, on a consolidated and consolidating basis or Columbia Sussex and its subsidiaries on a consolidated basis, as applicable, in accordance with GAAP consistently applied;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries and the Affiliated Guarantors as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries and such Affiliated Guarantors during such fiscal quarter and the then elapsed portion of the fiscal year, together with comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of the Financial Officers of the Borrower, as fairly presenting the financial condition and results of operations of the Borrower, its consolidated Subsidiaries and the Affiliated Guarantors, on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
     (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the accounting firm (in the case of paragraph (a)) (to the extent that the accounting firm is willing to provide such certificate in accordance with its customary business practice) or Financial Officer (in the case of paragraph (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow;
     (d) within 90 days after the beginning of each fiscal year of the Borrower, a consolidated projection for such fiscal year (showing revenue, EBITDA, capital expenditures for maintenance and capital expenditures for expansion, each for such period and on a per property basis) and, promptly when available, any significant revisions of such projections;
     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said

Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;
     (f) promptly after the receipt thereof by Holdings, the Borrower, the Affiliated Guarantors or any of their respective Subsidiaries, a copy of any final “management letter” received by any such person from its certified public accountants relating to any deficiency or weakness in accounting practices or in reported results of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor and the management’s response thereto to the extent such accountants are willing to provide such letters;
     (g) promptly after request by the Administrative Agent, copies of the Nevada “Regulation 6.090 Report” and “6-A Report” (until the effective date of the repeal of Regulation 6-A), copies of any other report required by any Gaming Authority, and copies of any written communication to Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors from any Gaming Authority advising it of a violation of, or non-compliance with, any Gaming Law by Holdings, the Borrower, the Subsidiaries or the Affiliated Guarantors where such violation or non-compliance could reasonably be expected to result in fines in excess of $100,000 or a License Revocation;
     (h) promptly after the request by the Administrative Agent on its own behalf or on behalf of any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
     (i) in the event that the Borrower or any of its ERISA Affiliates intend to establish, sponsor, maintain or contribute or have any obligation or liability with respect to any Plan subject to Title IV of ERISA, Borrower shall promptly, and in any event within 10 Business Days prior to establishing, maintaining or contributing, as applicable, to such Plan, inform the Administrative Agent of such intention. Neither the Borrower nor any of its ERISA Affiliates will establish, sponsor, maintain or contribute to any Plan that would result in any obligation or liability that would result in, or could reasonably be expected to result in, a Material Adverse Effect;
     (j) promptly following any request by the Administrative Agent on its own behalf or on behalf of a Lender, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k)(l) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Plan or Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the Borrower or its ERISA Affiliates shall promptly make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

     (k) promptly, from time to time, after reasonable notice is given, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, or compliance with the terms of any Loan Document, as the Administrative Agent may request on its own behalf or on behalf of any Lender.
     SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (who shall promptly notify the Issuing Bank and the Lenders) prompt written notice after obtaining knowledge thereof of the following:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, the Subsidiaries and the Affiliated Guarantors in an aggregate amount exceeding $10,000,000;
     (d) any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and
     (e) any notice of change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facilities.
     SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral secured by it under any Security Document. Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
     (b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.
     SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent on its own behalf or on behalf of any Lender (being an accountant, auditor, attorney, valuer or other professional adviser of the Administrative Agent or such Lender), during normal business hours and upon reasonable notice, to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested (but in no event more than twice annually unless a Default or Event of Default shall have occurred and be continuing) and to make extracts from and copies of such financial records, and permit any such representatives designated by the Administrative Agent (on behalf of itself or any Lender) to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor.
     (b) In the case of Holdings and the Borrower, use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by S&P and Moody’s, and in the case of the Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.
     SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.
     SECTION 5.09. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code, solely as it relates to Plans, and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of Holdings, the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings, the Borrower or any ERISA Affiliate in an aggregate amount exceeding $10,000,000, a statement of a Financial Officer of Holdings or the Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings or the Borrower proposes to take with respect thereto.
     SECTION 5.10. Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any required remedial action in material compliance with Environmental Laws; provided, however, that none of Holdings, the Borrower, any Subsidiary or any Affiliated

Guarantor shall be required to undertake any such remedial action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     SECTION 5.11. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.16 or Section 5.10 shall have occurred and be continuing for more than 30 days without Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.
     SECTION 5.12. Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages, ship mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and the Subsidiary Guarantors (including real and other properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages (including ship mortgages and vessel security agreements), deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower and the Affiliated Guarantors agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower and each of the Affiliated Guarantors will give prompt notice to the Administrative Agent of the acquisition by it and, in the case of the Borrower, including the acquisition by any of the Subsidiaries, of any real property (or any interest in real property) or gaming vessel (or any interest in any gaming vessel) having a value in excess of $2.500,000.
     (b) Upon the consummation of any Permitted Acquisition (and as required pursuant to Section 5.20 hereof) of any person by any of the Loan Parties, or upon the formation by any of the Loan Parties of any subsidiary, the Borrower or such Affiliated Guarantor, where relevant, shall cause the person so acquired or formed to become a Subsidiary Guarantor of the Obligations. Such person shall become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, (i) such person shall execute and deliver such agreements and documents as the Administrative Agent, Collateral Agent or the Required Lenders may reasonably request to grant a first priority perfected Lien in respect of substantially all of its real and personal property in favor of the Collateral Agent and the Lenders, and (ii) the Loan Parties owning equity interests in such person shall pledge all such equity interests in such person (subject to any necessary Gaming Authority approval, which Holdings and the Borrower agree to use their best efforts to obtain).
     (c) Subject to Section 5.15, in the event that any requirement set forth in Sections 4.02(f) or 4.02(h) (without giving effect to the proviso in Section 4.02(f)) has not been satisfied in full on or prior to the Closing Date, use commercially reasonable efforts to cause such requirement to be satisfied as promptly as practicable after the Closing Date and, in any event, not later than five Business Days following the Closing Date (or such later date as the Administrative Agent may agree to).
     (d) In the event that the Borrower, any Subsidiary or any Affiliated Guarantor owns Casino Aztar Caruthersville on the date 180 days after the Closing Date, use commercially reasonable efforts to (i) cause (at its cost and expense) such person to become a Subsidiary Guarantor of the Obligations and to grant a Ship Mortgage over, and give such other security interests (including entering into a Vessel Security Agreement) in respect of, its property and assets as the Administrative Agent or the Required Lenders shall designate and (ii) obtain all necessary Gaming Authority approvals in respect thereof.
     (e) Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section 5.12, no Foreign Subsidiary shall be required to grant a security interest in its assets to secure the Obligations or to guarantee the Obligations to the extent the granting of such security interest or the making of such guarantee (i) would result in adverse tax consequences to the Borrower or any other Loan Party (as certified to the Administrative Agent by a Financial Officer of the Borrower) or (ii) is prohibited by applicable law.
     SECTION 5.13. Proceeds of Certain Dispositions. If, as a result of the receipt of any cash proceeds by the Borrower, any Subsidiary or any Affiliated Guarantor in connection with any sale, transfer, lease or other disposition of any asset the Borrower would be required by the terms of the Subordinated Note Documents to make an offer to purchase any Subordinated Notes, then, in the case of the Borrower, any Subsidiary or any Affiliated Guarantor, prior to the first day on which the Borrower would be required to commence such an offer to purchase, (i) prepay Loans in accordance with Section 2.12 or (ii) acquire assets in a manner that is permitted hereby, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

     SECTION 5.14. Tropicana Las Vegas Dividends. In the event Tropicana Las Vegas or any of its subsidiaries makes any dividend or other distribution (whether in cash, securities or other property) to Tropicana Las Vegas Intermediate Holdings or any of its direct or indirect parent companies that is not a Subsidiary Guarantor, cause such amounts so received to be distributed to Aztar or to another Subsidiary Guarantor. Notwithstanding the foregoing, Holdings and the Borrower shall not be required to cause any such dividend or other distribution from Tropicana Las Vegas Intermediate Holdings to be paid to Aztar or to another Subsidiary Guarantor if such dividend or other distribution represents the repayment of subordinated loans or the return of equity in respect of equity contributions, in each case made after the Closing Date to finance the renovation of assets owned by Tropicana Las Vegas or any of its subsidiaries.
     SECTION 5.15. Approvals to Pledge Agreements. In the event that Holdings and the Borrower have not obtained all required approvals of all relevant Gaming Authorities to the Security Documents prior to the Closing Date, Holdings and the Borrower shall use commercially reasonable efforts to promptly obtain, and shall in any event receive, such approvals within 150 days following the Closing Date (or such later date as the Administrative Agent shall determine in its reasonable discretion). The Administrative Agent and the Lenders acknowledge that all such approvals are within the discretion of the relevant Gaming Authorities and agree that no pledge of, nor restriction upon the hypothecation or transfer of, the equity securities of Holdings, the Borrower, the Affiliated Guarantors or any of their respective subsidiaries which are Nevada, New Jersey, Mississippi, Louisiana or Illinois gaming licensees may be effective unless and until Holdings, the Borrower or the Affiliated Guarantors, as applicable, has made all necessary applications to and procure all necessary consents, approvals and favorable rulings of the Nevada Gaming Commission, the New Jersey Casino Control Commission, the Illinois Gaming Board, the Mississippi Gaming Commission, the Louisiana Gaming Control Board and any other relevant Gaming Authorities. The Administrative Agent and the Lenders also acknowledge that further proceedings may be required for the Administrative Agent and the Lenders to exercise any remedies set forth in any Security Documents.
     SECTION 5.16. Horizon and Caesars Tahoe Estoppels. Use reasonable efforts, where commercially practicable, to obtain the Horizon Estoppel Certificate and the Caesars Tahoe Estoppel Certificate.
     SECTION 5.17. Activities of Tropicana Las Vegas Intermediate Holdings. Cause Tropicana Las Vegas Intermediate Holdings not to engage in business activities or incur liabilities other than owning Equity Interests of Tropicana Las Vegas and engaging in activities and liabilities incidental thereto, including providing a guarantee in respect of the Tropicana Las Vegas Secured Facility, pledging such owned Equity Interests of Tropicana Las Vegas and taking such actions as are necessary to comply with Section 5.14.
     SECTION 5.18. Limitations on Pledge of Equity Interests of CP Laughlin, Vicksburg and Jubilee. In the case of the Affiliated Guarantors, cause the holders of the Equity Interests of CP Laughlin, Vicksburg and Jubilee to enter into a Negative Pledge

Agreement prohibiting such holders of Equity Interests of CP Laughlin, Vicksburg and Jubilee from pledging such Equity Interests or, directly or indirectly, incurring or suffer to exist any Lien upon the Equity Interests of their respective subsidiaries, whether owned on the Closing Date or acquired after such date, or any interest therein or any income or profits therefrom, other than Liens permitted under Section 6.02 (or arising by operation of law).
     SECTION 5.19. Affiliated Guarantor Distributions. In the case of each Affiliated Guarantor, transfer (as a subordinated loan or otherwise) to the Borrower or any Subsidiary Guarantor (other than to another Affiliated Guarantor) an amount in cash equal to 50% of any excess cash flow (after excluding all cash amounts expected to be required to operate the business of such Affiliated Guarantor) of such Affiliated Guarantor determined on an annual basis beginning with the year ended December 31, 2007. Such subordinated loans or other transfers shall be made within 90 days of the applicable fiscal year and to the extent not previously made.
     SECTION 5.20. Acquisition of Casino Queen. Simultaneously with the consummation of the acquisition of Casino Queen, and as a condition to applying the Casino Queen Deposit to finance the acquisition of Casino Queen, the Borrower shall cause Casino Queen Acquisition Sub and each of its subsidiaries to execute and deliver a supplement to the Guarantee and Collateral Agreement (in substantially the form contained therein) and each other applicable Security Document to the Collateral Agent and take such further actions as may be requested or required pursuant to Section 5.12 (including filing Uniform Commercial Code and other financing statements, mortgages, ship mortgages and/or deeds of trust). Prior to the date the Casino Queen acquisition is consummated, Casino Queen Acquisition Sub shall not be required to take the actions described in this Section 5.20 unless Casino Queen Acquisition Sub obtains material assets, conducts any material business or incurs any material liabilities.
     SECTION 5.21. Additional Equity Contribution. In the event the Post-Closing Balance Sheet shows cash on balance sheet to be less than $50,000,000 (any such shortfall, the “Additional Equity Contribution Amount”), Holdings shall, as soon as reasonably practicable and in any event no later than February 3, 2007, contribute to the Borrower (or cause to be contributed to the Borrower) in the form of cash common equity such Additional Equity Contribution Amount.
ARTICLE VI
Negative Covenants
     Each of Holdings, the Borrower and, as to matters within their respective control, the Affiliated Guarantors, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired (or have been cash collateralized in a manner satisfactory to the Issuing Bank) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, it will not, and, in the case of Holdings and the Borrower, it will not cause or permit any of the Subsidiaries to:
     SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals, refinancings or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (plus the amount of any financing fees, commissions, prepayment penalties and other costs and expenses associated therewith), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms not materially less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;
     (b) Indebtedness created hereunder and under the other Loan Documents;
     (c) intercompany Indebtedness of the Borrower, the Subsidiaries and the Affiliated Guarantors to the extent permitted by Section 6.04(c);
     (d) Indebtedness of the Borrower, any Subsidiary or any Affiliated Guarantor incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01 (d), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01 (e) shall not exceed $25,000,000 at any time outstanding;
     (e) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $25,000,000 at any time outstanding;
     (f) Indebtedness under performance bonds or with respect to workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self insurance obligations, performance, bid and surety bonds and completion guaranties in each case incurred in the ordinary course of business;
     (g) Indebtedness under the Subordinated Note Documents in an aggregate principal amount not in excess of $960,000,000 and any extensions, renewals, refinancings or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (plus the amount of any financing fees, commissions, prepayment penalties and other costs and expenses associated therewith), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness remains subordinated to the Obligations on terms not materially less favorable to the Lenders than those in the Subordinated Notes Documents and the original obligors in respect of such Indebtedness remain the only obligors thereon;
     (h) Indebtedness incurred by the Borrower, the Subsidiaries or the Affiliated Guarantors with respect to Hedge Agreements in the ordinary course of business and not for speculative purposes;
     (i) (x) Indebtedness incurred by the Borrower, the Subsidiaries or the Affiliated Guarantors in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, in each case, other than Indebtedness for borrowed money and (y) Indebtedness arising from the honoring of a check or draft drawn against insufficient funds;
     (j) guarantees and any other contingent obligations of the Borrower, the Subsidiaries and the Affiliated Guarantors in respect of Indebtedness otherwise permitted hereunder (both before or after any liability associated therewith becomes fixed);
     (k) Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of Permitted Acquisitions;
     (l) unsecured senior subordinated or subordinated Indebtedness of the Borrower, the Subsidiaries and the Affiliated Guarantors incurred (i) to finance the consideration payable in a Permitted Acquisition or (ii) to repay the Loans; provided that (A) no scheduled principal repayments, prepayments, redemptions or sinking fund or like payments of such unsecured senior subordinated or subordinated indebtedness shall be required prior to the 91st day following the Term Loan Maturity Date; (B) the terms of such unsecured senior subordinated or subordinated indebtedness shall be not more restrictive in any material respect on the Loan Parties than the provisions of the Subordinated Note Documents; (C) the terms of the subordination shall be reasonably satisfactory to the Administrative Agent in all respects, (D) no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred or would result therefrom and (E) in the case of clause (i) of this paragraph, the pro forma Leverage Ratio (after giving effect to such incurrence) shall be less than 4.0 to 1.0;
     (m) Indebtedness assumed by the Borrower, the Subsidiaries or the Affiliated Guarantors in connection with any Permitted Acquisition provided such Indebtedness is not incurred in contemplation of such Permitted Acquisition or incurred to finance such Permitted Acquisition, so long as (i)(x) both immediately prior and after giving effect thereto, no Default or Event of Default shall exist or result therefrom and (y) the Borrower shall be in compliance with Section 6.12 (after giving pro forma effect to such Permitted Acquisition) and (ii) such

Indebtedness is unsecured and is subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms set forth in the Subordinated Note Documents;
     (n) until such time as the noteholders of the Existing Notes are repaid in full (following deposit by the Borrower of funds with the trustees of such Existing Notes and in an aggregate amount not to exceed the amount on deposit with such trustee), outstanding Indebtedness under the Existing Notes; and
     (o) other unsecured Indebtedness of the Borrower, the Subsidiaries and the Affiliated Guarantors (not listed in paragraphs (a) through (n) above) in an aggregate principal amount not exceeding $25,000,000 (or $50,000,000 in the event the pro forma Leverage Ratio (after giving effect to such incurrence) is less than 4.0 to 1.0) at any time outstanding.
     SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including the Borrower or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof (collectively referred to in this Section 6.02 as the “Assets”), except:
     (a) Liens on Assets of the Borrower, the Subsidiaries and the Affiliated Guarantors existing on the date hereof and set forth in Schedule 6.02 (or to the extent not listed in Schedule 6.02, where the fair market value of the Assets to which such Lien attaches is less than $1,000,000); provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;
     (b) any Lien created under the Loan Documents;
     (c) any Lien existing on any Assets prior to the acquisition thereof by the Borrower, any Subsidiary or any Affiliated Guarantor or existing on any Assets of any person that becomes a subsidiary of the Borrower, any Subsidiary or any Affiliated Guarantor after the date hereof prior to the time such person becomes a subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a subsidiary, (ii) such Lien does not apply to any other Assets of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a subsidiary, as the case may be;
     (d) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;
     (e) landlord’s, banks’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (or imposed by law) and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

     (f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
     (g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (h) zoning restrictions, easements, encroachments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the Assets subject thereto or interfere with the ordinary conduct of the business of the Borrower, any of its Subsidiaries or any of the Affiliated Guarantors;
     (i) Liens securing Indebtedness permitted under Section 6.01(d) and Section 6.01 (e) and purchase money security interests in real property, improvements thereto or equipment or slot machines hereafter acquired (or, in the case of improvements, constructed) by the Borrower, any Subsidiary or any Affiliated Guarantor; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or completion of construction or improvement) and (iv) such security interests do not apply to any other property or assets of the Borrower, any Subsidiary or any Affiliated Guarantor;
     (j) any interest or title of a lessor or sublessor under any lease of real estate entered into by the Borrower, any Subsidiary or any Affiliated Guarantor in the ordinary course of business;
     (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;
     (l) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
     (m) Liens solely on cash earnest money deposits made by the Borrower, any Subsidiary or any Affiliated Guarantor in connection with a letter of intent or purchase agreement permitted hereunder;
     (n) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases for personal property entered into in the ordinary course of business;

     (o) licenses of patents, trademarks and other intellectual property rights granted by the Borrower, the Subsidiaries or the Affiliated Guarantors in the ordinary course of business;
     (p) Liens arising out of consignment or similar arrangements for the sale by the Borrower, the Subsidiaries or the Affiliated Guarantors of goods through third parties in the ordinary course of business;
     (q) Liens arising out of judgments or awards which do not result in a Default or Event of Default; and
     (r) other Liens with respect to obligations that do not exceed $25,000,000 at any one time outstanding.
This Section 6.02 shall not be construed as a restriction upon the hypothecation or transfer of the equity securities of any gaming licensee unless and until all required approvals of relevant Gaming Authorities have been obtained.
     SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith that are permitted by Sections 6.01 and 6.02, as the case may be.
     SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment in, any other person, except:
     (a) (i) investments by Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors existing on the date hereof in the Equity Interests of the Borrower, the Subsidiaries and the Affiliated Guarantors and by Aztar in the Equity Interests of Tropicana Las Vegas Intermediate Holdings and (ii) additional investments by Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors in the Equity Interests of the Borrower, the Subsidiaries and the Affiliated Guarantors; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement or a Pledge Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein) and (B) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $15,000,000 at any time outstanding;
     (b) Permitted Investments;

     (c) loans or advances made by the Borrower to any Subsidiary or any Affiliated Guarantor and made by any Subsidiary or any Affiliated Guarantor to Holdings, the Borrower, any other Subsidiary or any other Affiliated Guarantor; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a global note or promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement or a Pledge Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;
     (d) investments received in connection with trade credit or notes receivable and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (e) the Borrower, the Subsidiaries and the Affiliated Guarantors may make loans and advances in the ordinary course of business to their respective directors, officers and employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000 (excluding for purposes of such cap travel and entertainment expenses to the extent made for bona fide business purposes);
     (f) the Borrower, the Subsidiaries and the Affiliated Guarantors may enter into Hedging Agreements that are not speculative in nature;
     (g) the Borrower, any Subsidiary or any Affiliated Guarantor may acquire (i) Casino Queen and (ii) all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a person (referred to herein as the “Acquired Entity”); provided that in the event of clause (ii) above, (x) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor or Affiliate thereof; (y) the Acquired Entity shall be in a Permitted Business; and (z) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Section 6.11 and 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(g) occurring after such period) as if such transaction had occurred as of the first day of such period (assuming, for purposes of pro forma compliance with Section 6.12, that the maximum Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the ratio actually provided for in such Section at such time); (C) after giving effect to such acquisition, there must be at least $75,000,000 of unused and available Revolving Credit Commitments; (D) the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 6.04(g) (including any Indebtedness of the Acquired Entity that is assumed by the Borrower, any Subsidiary or any Affiliated Guarantor following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not in the aggregate exceed $50,000,000 (or $100,000,000 in the event the pro forma Leverage Ratio (after giving effect to such Permitted Acquisition) is less than 4.0 to 1.0); (E) the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (F) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”);
     (h) deposits, prepayments and other credits to suppliers made in the ordinary course of business;
     (i) each Loan Party may make investments arising out of the receipt by such party of non-cash consideration for any Asset Sale permitted hereunder;
     (j) investments of the Borrower and the Subsidiary Guarantors in each other;
     (k) guarantees and any other contingent obligations permitted under Section 6.01(j);
     (l) investments (other than Permitted Acquisitions) made with the proceeds of substantially contemporaneous equity contributions (other than with Disqualified Stock) from shareholders of Holdings to the Loan Parties after the Closing Date;
     (m) investments consisting of Capital Expenditures permitted under Section 6.10;
     (n) the Borrower and the Subsidiary Guarantors may make investments in community development projects to the extent required by any Governmental Authority (including the Casino Reinvestment Development Authority);
     (o) the Borrower, Holdings and Aztar may make investments in Tropicana Las Vegas or Tropicana Las Vegas Intermediate Holdings in an amount not in excess of (x) amounts contributed by OpCo Holdings for further delivery to Tropicana Las Vegas or Tropicana Las Vegas Intermediate Holdings to fund certain payments required pursuant to the terms of the Tropicana Las Vegas Secured Credit Agreement and (y) equity contributions or subordinated loans received after the Closing Date from a direct or indirect parent of Holdings which are used for the sole purpose of funding further capital expenditures, developments or renovations in Tropicana Las Vegas Intermediate Holdings or Tropicana Las Vegas and which are contributed substantially simultaneously upon (and in any event within ten Business Days following) receipt thereof to Tropicana Las Vegas Intermediate Holdings or Tropicana Las Vegas; and
     (p) in addition to investments permitted by paragraphs (a) through (o) above, additional investments, loans and advances by the Borrower, the Subsidiaries and the Affiliated Guarantors so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (p) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $15,000,000 in the aggregate (or $30,000,000 in the event the Leverage Ratio is less than 4.0 to 1.0).
     SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Other than as contemplated by the Transactions or with respect to the Excluded Asset Sales, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary or any Affiliated Guarantor, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the Borrower, any Subsidiary and any Affiliated Guarantor may purchase and sell or swap inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (w) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (x) any wholly owned Subsidiary or Affiliated Guarantor may merge into or consolidate with any other wholly owned Subsidiary or Affiliated Guarantor in a transaction in which the surviving entity is a wholly owned Subsidiary or Affiliated Guarantor and no person other than the Borrower, a wholly owned Subsidiary or an Affiliated Guarantor receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (y) any Loan Party may purchase, lease or otherwise acquire all or substantially all of the assets of any other Loan Party or sell, transfer, lease or dispose of all or substantially all of its assets to any other Loan Party and (z) the Borrower, the Subsidiaries and the Affiliated Guarantors may make Permitted Acquisitions.
     (b) Other than in the case of mergers effected pursuant to Section 6.05(a)(ii)(x), make any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of (other than any Excluded Asset Sales) pursuant to this paragraph (b) shall not exceed

$50,000,000 in the aggregate (or $100,000,000 in the event the pro forma Leverage Ratio (after giving effect to such Asset Sale) is less than 4.0 to 1.0); provided that the foregoing restrictions of clauses (b)(i) and (b)(ii) shall not apply to transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority that has condemned such property.
     This Section 6.05 shall not be construed as a restriction upon the hypothecation or transfer of the equity securities of any gaming licensee unless and until all required approvals of relevant Gaming Authorities have been obtained.
     SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) the Borrower may make Restricted Payments to Holdings or any parent of Holdings (x) in an amount not to exceed $250,000 in any fiscal year to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business and (y) in an amount necessary to enable Holdings to make Permitted Tax Distributions; provided, however, that all Restricted Payments made to Holdings pursuant to this clause (ii) are used by Holdings for the purposes specified herein within 60 days of the receipt thereof, (iii) CP Laughlin, Vicksburg and Jubilee may make Permitted Tax Distributions; provided, however, that all Restricted Payments made pursuant to this clause (iii) are used by the recipients thereof for the purposes specified herein within 60 days of the receipt thereof, (iv) Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors may make Restricted Payments in the form of distributions payable solely in the common stock or other common Equity Interests of such person, (v) the Borrower, any Subsidiary or any Affiliated Guarantor may repurchase or redeem common stock or other common Equity Interests of the Borrower, any Subsidiary or any Affiliated Guarantor to the extent required by any Gaming Authority to prevent a License Revocation or otherwise, (vi) Greenville may make distributions to the minority holders of its Equity Interests to the extent required by its operating agreement as in effect on the Closing Date (or as amended in a manner approved by the Required Lenders), (vii) the Loan Parties may declare or make the Closing Date Restricted Payments and; (viii) Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors may make Restricted Payments to the extent provided in (and on the terms and subject to the conditions of) the Services Agreements and Casino Services Agreements (as such agreements exist on the date hereof or, in the case of agreements in the form of Exhibit L or Exhibit M, as applicable, and entered into after the Closing Date, as such agreements exist when entered into or, in each case, as may be amended with the consent of the Required Lenders), (ix) Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors may make Restricted Payments in the form of distributions representing interest payments to holders of Disqualified Stock to the extent such Disqualified Stock is incurred in accordance with Section 6.01 hereof, (x) the Borrower may make Restricted Payments to Holdings or any parent of Holdings in an amount not in excess of the amount of capital contributions or subordinated loans made immediately prior to or substantially contemporaneously with (and in any event within ten Business Days following) such Restricted Payment from Holdings or a parent of Holdings to the Borrower so as to permit a grantor retained annuity trust (“GRAT”) which is a shareholder of Holdings or a parent of Holdings to make annuity payments to the grantor of the trust or to permit an intentionally defective grantor trust to make installment payments to the seller in an installment sale provided that any such Restricted Payment received by Holdings or any parent of Holdings shall be used promptly upon receipt solely for the purpose of making such payments by a GRAT or for such installment payments; (xi) the Borrower may make a Restricted Payment to Holdings and Holdings may make a Restricted Payment to any parent of Holdings in an amount not in excess of, and substantially simultaneously with (and in any event within ten Business Days following) the receipt of, payments from Tropicana Las Vegas Intermediate Holdings or its subsidiaries in respect of the return of equity investments or subordinated loans contributed to Tropicana Las Vegas Intermediate Holdings or Tropicana Las Vegas pursuant to Section 6.04(o)(y) hereof; and (xii) Holdings may make Restricted Payments provided that (1) no Default or Event of Default is continuing or would result therefrom and (2) the Leverage Ratio before and after giving effect to such Restricted Payment is less than 4.0 to 1.0, in an aggregate amount not to exceed $50,000,000.
     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary or any Affiliated Guarantor to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, any Gaming Authority or by any Loan Document, the Subordinated Note Documents or any renewal, replacement or refinancing thereof permitted under Section 6.01(g), (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale, provided such restrictions and conditions apply only to the subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or effecting a refinancing of Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (E) clause (i) of the foregoing shall not apply to software and other Intellectual Property licenses pursuant to which a Loan Party or Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (F) clause (i) of the foregoing shall not apply to prohibitions and limitations in effect on the date hereof and listed on Schedule 6.06, (G) clause (i) of the foregoing shall not apply to customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures permitted hereby, (H) clause (i) of the foregoing shall not apply to customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (I) clause (i) of the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 6.05, (J) clause (i) of the foregoing shall not apply to any agreement in effect at the time any person becomes a subsidiary of the Borrower or an Affiliated Guarantor, so long as such agreement was not entered into in contemplation of such person becoming a subsidiary of the Borrower or an Affiliated Guarantor and (K) clause (i) of the foregoing shall not apply to any contractual obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject to the applicable contractual obligation.
     SECTION 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (i) the Borrower, any Subsidiary or any Affiliated Guarantor may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower, such Subsidiary or such Affiliated Guarantor than could be obtained on an arm’s-length basis from unrelated third parties, (ii) Greenville may make the distributions permitted by Section 6.06(a)(vi), (iii) the Borrower, any Subsidiary or any Affiliated Guarantor may enter any transaction contemplated by, and on the terms and subject to the conditions of, the Services Agreements (including with respect to employment arrangements to the extent contemplated therein) or the Casino Services Agreements (in each case, as such agreements exist on the date hereof or, in the case of agreements in the form of Exhibit L or Exhibit M, as applicable, and entered into after the Closing Date, as such agreements exist when entered into or, in each case, as may be amended with the consent of the Required Lenders), (iv) Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors may engage in the transactions expressly permitted by Section 6.04(e) and Section 6.06 and (v) the Borrower, any Subsidiary and any Affiliated Guarantor may provide reasonable indemnification rights and directors’ and officers’ liability insurance coverage to any of its or its subsidiaries’ directors and officers.
     SECTION 6.08. Business of Holdings, Borrower, the Affiliated Guarantors and Subsidiaries.
     (a) With respect to Holdings, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of the Borrower and activities and liabilities incidental thereto, including its liabilities pursuant to the Guarantee and Collateral Agreement, the Pledge Agreements, and its Guarantee in respect of the Subordinated Notes or any renewal, replacement or refinancing thereof permitted pursuant to Section 6.01(g); and
     (b) With respect to the Borrower, each Subsidiary and each Affiliated Guarantor, engage at any time in any business or business activity other than a Permitted Business.
     SECTION 6.09. Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would be materially adverse to Holdings, the Borrower, any of the Subsidiaries, any of the Affiliated Guarantors or the Lenders or (ii) any material waiver, supplement, modification or amendment of (x) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, (y) an agreement set forth on Schedule 6.09(a) or (z) any lease between the Borrower or a Subsidiary Guarantor and an Affiliate of the Borrower or such Subsidiary Guarantor that has the effect of increasing the rental amounts payable thereunder, in each case, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.
     (b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness which is subordinated to the Loans or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities.
     SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower, the Subsidiaries and the Affiliated Guarantors in any period set forth below to exceed the amount set forth below for such period:

Period	Amount
January 1, 2007 through December 31, 2007	$185,000,000
January 1, 2008 through December 31, 2008	$90,000,000
January 1, 2009 through December 31, 2009	$70,000,000
January 1, 2010 through December 31, 2010	$70,000,000
January 1, 2011 through December 31, 2011	$70,000,000
     The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2007, shall be increased (but not decreased) by (a)(i) the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less (ii) an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year and (b) an amount equal to 2.0% of the revenues (calculated in accordance with GAAP) attributable of any Permitted Acquisition (other than the acquisition of Casino Queen).

     SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on a date or during any period set forth below to be less than the ratio set forth opposite such date or period below:

Date or Period	Ratio
Closing Date through December 31, 2007	1.50 to 1.00
January 1, 2008 through December 31, 2008	1.75 to l.00
January 1, 2009 through December 31, 2009	1.75 to 1.00
January 1, 2010 through December 31, 2010	2.00 to 1.00
January 1, 2011 through December 31, 2011	2.00 to 1.00
     SECTION 6.12. Maximum Leverage Ratio. Permit the Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
Closing Date through December 31, 2007	7.50 to 1.00
January 1, 2008 through December 31, 2008	6.75 to 1.00
January 1, 2009 through December 31, 2009	6.25 to 1.00
January 1, 2010 through December 31, 2010	5.75 to 1.00
January 1, 2011 through December 31, 2011	5.25 to 1.00
     SECTION 6.13. Fiscal Year. With respect to Holdings and the Borrower, change their fiscal year-end to a date other than December 31.

ARTICLE VII
Events of Default
In case of the happening of any of the following events (“Events of Default”):
     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due and payable under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;
     (d) default shall be made in the due observance or performance by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI;
     (e) default shall be made in the due observance or performance by Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
     (f) (i) Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor shall fail to pay any principal or interest due in respect of any Material Indebtedness, when and as the same shall become due and payable, (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, in each case, taking into account any period of grace specified in the instrument or agreement under which such Material Indebtedness was created, as a result of a default or event of default (or similar event) or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity as a result of a default or event of default (or similar event); provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, or (iii) Tropicana Las Vegas Intermediate Holdings or any of its subsidiaries shall fail to pay any principal or interest, regardless of amount, due in respect of the Tropicana Las Vegas Secured Facility, when and as the same shall become due and payable; provided that clauses (i) and (ii) shall not apply to Material Indebtedness in respect of purchase money or vendor financing if such failure is a result of a good-faith dispute with the holders of such Indebtedness and such failure is remedied or waived by the holders of such Indebtedness;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, or of a substantial part of the property or assets of Holdings, the Borrower, a Subsidiary or an Affiliated Guarantor, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor or for a substantial part of the property or assets of Holdings, the Borrower, a Subsidiary or an Affiliated Guarantor or (iii) the winding-up or liquidation of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor; and in each case such proceeding or petition shall continue undismissed, unbonded or undischarged for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a reasonably timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor or for a substantial part of the property or assets of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become generally unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (i) one or more judgments shall be rendered against Holdings, the Borrower, any Subsidiary, any Affiliated Guarantor or any combination thereof for a liability (not part or fully covered by insurance or effective indemnity) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $10,000,000 or (ii) is for injunctive relief and would reasonably be expected to result in a Material Adverse Effect;
     (j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any Subsidiary Guarantor in an aggregate amount exceeding $20,000,000;
     (k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
     (l) any collateral (other than any immaterial collateral) purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement or a Pledge Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;
     (m) the Indebtedness under the Subordinated Notes or any other subordinated Indebtedness of Holdings, the Borrower, the Subsidiaries and the Affiliated Guarantors constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Subordinated Note Documents or the agreements evidencing such other subordinated Indebtedness;
     (n) any License Revocation shall have occurred and remains continuing for more than five Business Days;
     (o) any termination of the Casino Leases or any other lease which is the subject of a leasehold mortgage or leasehold deed to trust securing the Obligations, or of the charter party lease of the vessel used in connection with Greenville’s Lighthouse Point Casino gaming operations shall have occurred in each case, where such termination would have a Material Adverse Effect; or

     (p) there shall have occurred a Change in Control;

     then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. Each of the Administrative Agent and the Lenders acknowledges that its ability to pursue the remedies described in this paragraph may be subject to, and limited by, the terms of applicable Gaming Laws.
ARTICLE VIII
The Administrative Agent and the Collateral Agent
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.
     The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower, any Subsidiary or any Affiliated Guarantor or other Affiliate thereof as if it were not an Agent hereunder.

     Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

     Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank or licensed lending institution with an office in New York. New York, or an Affiliate of any such bank or licensed lending institution. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
     SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     (a) if to Holdings or the Borrower, to them at Wimar Tahoe Corporation, 207 Grandview Drive, Ft. Mitchell, KY 41017, Attention of Richard M. FitzPatrick (Fax No. (859) 578-1190), with a copy to John Cobb, Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005-1413, (Fax No. (212) 822 5451);
     (b) if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No. (212) 325-8304); and

     (c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
     SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.
     SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
     SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans at the time owing to it), with the prior written consent of the Borrower (provided that the consent of the Borrower shall not be required to any such assignment made (x) to another Lender or an Affiliate or Related Fund of a Lender, (y) during the primary syndication of the Loans and the Commitments to persons identified by the Administrative Agent to the Borrower prior to the Closing Date or (z) after the occurrence and during the continuance of any Event of Default) and the Administrative Agent (in each case, not to be unreasonably withheld or delayed) and each Gaming Authority to the extent required; provided, however, that (i) in the case of an assignment of a Revolving Credit Commitment, the Issuing Bank and the Swingline Lender must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class), provided that simultaneous assignments to or by two or more Affiliates or Related Funds shall be treated as one assignment for purposes of this minimum assignment requirement if such Affiliates or Related Funds are managed and advised by the same investment advisor, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).
     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower, any Subsidiary or any Affiliated Guarantor or the performance or observance by the Borrower, any Subsidiary or any Affiliated Guarantor of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Sections 3.05(a) and (b) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, the Swingline Lender and the Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

     (f) Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral).
     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.17.
     (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
     (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
     (j) Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.
     (k) In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, the Issuing Bank or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.
     (l) In addition to any other assignment permitted pursuant to this Section 9.04, any Lender may assign and/ or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its promissory notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     (m) Notwithstanding anything to the contrary in this Section 9.04, no assignment made nor participation sold shall conflict in any way with applicable Gaming Laws.
     SECTION 9.05. Expenses; Indemnity. (a) Holdings and the Borrower agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swingline Lender in connection with the syndication of the Credit Facilities and the preparation, execution and delivery of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.
     (b) Holdings and the Borrower agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower, any of the Subsidiaries or any of the Affiliated Guarantors, or any Environmental Liability related in any way to the Borrower, the Subsidiaries or the Affiliated Guarantors; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.
     (c) To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section (but without affecting the obligations of Holdings or the Borrower to make such payment), each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.
     (d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

     SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at that time and from time to time thereafter while such Event of Default is subsisting, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings or the Borrower against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings or the Borrower in any case shall entitle Holdings or the Borrower to any other or further notice or demand in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender.
     (c) To the extent required by any Gaming Law, the Borrower shall notify all relevant Gaming Authorities of any amendment to this Agreement or any Loan Document.
     SECTION 9.09. Application of Gaming Laws. (a) This Agreement and the other Loan Documents are subject to Gaming Laws and laws involving the sale and distribution of liquor (the “Liquor Laws”). Without limiting the foregoing, each of the Administrative Agent and the Lenders acknowledges that (i) it is subject to the jurisdiction of the Gaming Authorities or Governmental Authorities enforcing such Gaming Laws or Liquor Laws (and to be called forward by such Gaming Authorities or Governmental Authorities), in their discretion, for licensing, qualification or findings of suitability or to file or provide other information and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral and the ownership, possession and operation of facilities subject to the jurisdiction of the Gaming Authorities, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities.
     (b) Each of the Administrative Agent and the Lenders agrees to cooperate with all Gaming Authorities in connection with the provision of such documents and other information as may be requested by such Gaming Authorities relating to the Loan Parties or Loan Documents.
     (c) Each of the Administrative Agent and the Lenders acknowledges and agrees that if the Borrower receives a notice from any applicable Gaming Authority that a Lender is a Disqualified Lender (and such Lender is notified by the Borrower and the Administrative Agent in writing of such disqualification), the Borrower shall have the right to (i) cause such Disqualified Lender to transfer and assign, without recourse (in accordance with Section 9.04) all of its interests, rights and obligations in Loans or Commitments or (ii) in the event that (A) the Borrower is unable to assign such Lender’s Loans or Commitments after using its best efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such Disqualified Lender’s Loans and terminate its Commitments; provided, however, that in the event that a Lender is disqualified by the New Jersey Casino Control Commission, the Disqualified Lender’s Loan may be prepaid regardless of whether a Default or Event of Default has occurred or is continuing. Notice to such Disqualified Lender shall be given ten days prior to the required date of assignment or prepayment, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. Upon receipt of a notice in accordance with the foregoing, the Disqualified Lender shall cooperate with the Borrower in effectuating the required assignment or prepayment within the time period set forth in such notice and, in any event, not to be less than the minimum notice period set forth in the foregoing sentence. Notwithstanding anything herein to the contrary, any prepayment of a Disqualified Lender’s Loans pursuant to this Section 9.09(c) shall be at a price equal to the lesser of (i) an amount equal to the sum of the principal amount of such Loans and interest at the date such Lender became a Disqualified Lender (plus any Fees and other amounts accrued for the account of such Disqualified Lender to the date such Lender became a Disqualified Lender), (ii) the price at which such Lender acquired its Loans and interest to the date such Lender became a Disqualified Lender (plus Fees and other amounts accrued for the account of such Disqualified Lender to the date such Lender became a Disqualified Lender), (iii) such lower price as may be reasonably available in the syndicated loan market for the assignment of such Loans and (iv) such other amount as may be required by any such Gaming Authority.
     (d) If during the existence of an Event of Default hereunder or under any of the other Loan Documents it shall become necessary or, in the opinion of the Required Lenders, advisable for an agent, supervisor, receiver or other representative of the Administrative Agent or the Lenders to become licensed or found qualified under any Gaming Law as a condition of receiving the benefit of the Collateral encumbered by the Security Documents or other Loan Documents or to otherwise enforce the rights of the Administrative Agent and the Lenders under the Loan Documents, the Borrower hereby agrees to consent to the application for such license or qualification and to execute such further documents as may be required in connection with the evidencing of such consent.
     (e) For the avoidance of doubt, each of the Administrative Agent and the Lenders acknowledge that, with respect to any Collateral held in Indiana, Indiana Code 4-33-4-21 provides that a licensed owner or any other person may not lease, hypothecate, borrow or loan money against an owner’s license. Therefore, in no event shall the Collateral include any Indiana gaming license or any interest therein and each of the Administrative Agent and the Lenders hereby acknowledge, confirm and agree that they have no interest in, or rights with respect to, any Indiana gaming license.
     SECTION 9.10. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.10 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.11. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
     SECTION 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

     SECTION 9.13. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 9.14. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 9.15. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 9.16. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings, or their respective properties in the courts of any jurisdiction.
     (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.17. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ officers, directors, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.17, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, any Subsidiary or any Affiliated Guarantor or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.17. For the purposes of this Section, “Information” shall mean all information received from Holdings or the Borrower and related to Holdings or the Borrower or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by Holdings or the Borrower; provided that, in the case of Information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.17 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.
     SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings, the Borrower and the Subsidiary Guarantors that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the Subsidiary Guarantors, which information includes the name and address of Holdings, the Borrower and the Subsidiary Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings, the Borrower and the Subsidiary Guarantors in accordance with the USA PATRIOT Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WIMAR OPCO, LLC,

by	/s/ Richard M. FitzPatrick Name: Richard M. FitzPatrick
Title: Chief Financial Officer

WIMAR OPCO INTEREMEDIATE: HOLDINGS, LLC,

by	/s/ Richard M. FitzPatrick Name: Richard M. FitzPatrick
Title: Chief Financial Officer

CP LAUGHLIN REALTY, LLC,

by	/s/ Richard M. FitzPatrick Name: Richard M. FitzPatrick
Title: Chief Financial Officer

COLUMBIA PROPERTIES VICKSBURG, LLC,

by	/s/ Richard M. FitzPatrick Name: Richard M. FitzPatrick
Title: Chief Financial Officer

JMBS CASINO LLC,

by	/s/ Joseph A. Yung Name: Joseph A. Yung
Title: Manager

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent,

by	/s/ Cassandra Droogan Name: CASSANDRA DROOGAN
Title: VICE PRESIDENT

by	/s/ Rianka Mohan Name: RIANKA MOHAN
Title: ASSOCIATE

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Swingline Lender, Issuing Bank, and a Lender,

by	/s/ Cassandra Droogan Name: CASSANDRA DROOGAN
Title: VICE PRESIDENT

by	/s/ Rianka Mohan Name: RIANKA MOHAN
Title: ASSOCIATE